The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale thereof is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-193478

SUBJECT TO COMPLETION, DATED MARCH 11, 2015

PROSPECTUS SUPPLEMENT
(To prospectus dated February 5, 2014)

$

% Senior Notes due 2025

Arlington Asset Investment Corp. is offering $     principal amount of our     % Senior Notes due 2025 (the “Notes”) as described in this prospectus supplement and the accompanying prospectus. Interest on the Notes will accrue from         , 2015 and will be paid quarterly in arrears on March   , June   , September    and December    of each year, commencing on June   , 2015. The Notes will mature on March   , 2025. We may redeem the Notes in whole or in part on or after March   , 2018, at our option at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest to the date of redemption, as described under “Description of Notes — Optional Redemption.” The Notes will be issued in denominations of $25 and in integral multiples thereof.

The Notes will be our general unsecured senior obligations and will rank senior in right of payment to all of our existing and future indebtedness that is expressly subordinated in right of payment to the Notes. The Notes will rank equally with all of our existing and future liabilities that are not so subordinated. The Notes will be effectively subordinated to all of our existing and future secured indebtedness, (including all indebtedness under repurchase agreements to the extent of the value of the assets securing such indebtedness) and the Notes will be structurally subordinated to all existing and future indebtedness (including trade payables) and preferred equity of our subsidiaries, financing vehicles or similar facilities.

Investing in the Notes involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” beginning on page S-5 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We intend to apply to list the Notes on the New York Stock Exchange (the “NYSE”). If approved for listing, trading on the NYSE is expected to begin within 30 days of March   , 2015, the original issue date.

	Per Note	Total
Public offering price(1)(2)	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us(1)(2)	$	$

(1)	Plus accrued interest from March , 2015, if the initial settlement occurs after that date.
(2)	Assumes no exercise of the underwriters’ overallotment option described below.

We have granted the underwriters an option to purchase up to an additional $     aggregate principal amount of Notes within 30 days from the date of this prospectus supplement solely to cover overallotments.

The underwriters expect to deliver the Notes to purchasers in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants on or about March   , 2015.

Book-Running Manager

RBC Capital Markets

Co-Managers

Compass Point	Ladenburg Thalmann	Maxim Group LLC	MLV & Co.	Sterne Agee	Wunderlich Securities

The date of this prospectus supplement is March   , 2015.

Prospectus Supplement

Prospectus

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. If anyone provides you with different, inconsistent or unauthorized information or representations, you must not rely on them. This prospectus supplement and the accompanying prospectus are an offer to sell only the securities offered by these documents, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in these documents is current only as of the respective dates of those documents or the dates that are specified therein.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of the Notes and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

This prospectus supplement does not contain all of the information that is important to you. You should read the accompanying prospectus as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus. Unless the context otherwise requires, in this prospectus supplement, the terms the “Company,” “we,” “our,” “us” or similar references refer to Arlington Asset Investment Corp., a Virginia corporation. See “Underwriting.”

S-ii

FORWARD-LOOKING STATEMENTS

When used in this prospectus supplement, in the accompanying prospectus, in future filings with the Securities and Exchange Commission (the “SEC”) or in press releases or other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), and, as such, may involve known and unknown risks, uncertainties and assumptions. The forward-looking statements we make in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus include, but are not limited to, statements about the following:

•	the availability and terms of, and our ability to deploy, capital and our ability to grow our business through a strategy focused on acquiring primarily residential mortgage-backed securities (“MBS”) that are either issued by U.S. government agencies or guaranteed as to principal and interest by U.S. government agencies or U.S. government-sponsored agencies (“agency-backed MBS”) and MBS issued by private organizations, or private-label MBS;
•	our ability to forecast our tax attributes, which are based upon various facts and assumptions, and our ability to protect and use our net operating losses (“NOLs”) and net capital losses (“NCLs”) to offset future taxable income, including whether our shareholder rights plan will be effective in preventing an ownership change that would significantly limit our ability to utilize such losses;
•	our business, acquisition, leverage, asset allocation, operational, investment, hedging and financing strategies and the success of these strategies;
•	the effect of changes in prepayment rates, interest rates and default rates on our portfolio;
•	the effect of governmental regulation and actions;
•	our ability to quantify and manage risk;
•	our ability to realize any reflation of our assets;
•	our ability to roll our repurchase agreements on favorable terms, if at all;
•	our liquidity;
•	our asset valuation policies;
•	our decisions with respect to, and ability to make, future dividends;
•	investing in assets other than MBS or pursuing business activities other than investing in MBS;
•	our ability to maintain our exclusion from the definition of “investment company” under the Investment Company Act of 1940, as amended, or the 1940 Act;
•	our decision not to elect to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”);
•	the effect of general economic conditions on our business; and
•	other factors discussed under “Risk Factors” and elsewhere in this prospectus supplement.

S-iii

Forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account information currently in our possession. These beliefs, assumptions and expectations may change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, the performance of our portfolio and our business, financial condition, liquidity and results of operations may vary materially from those expressed, anticipated or contemplated in our forward-looking statements. You should carefully consider these risks, along with the following factors that could cause actual results to vary from our forward-looking statements, before making an investment in our securities:

•	the overall environment for interest rates, changes in interest rates, interest rate spreads, the yield curve and prepayment rates;
•	current conditions and further adverse developments in the residential mortgage market and the overall economy;
•	potential risk attributable to our mortgage-related portfolios, including changes in fair value;
•	our use of leverage and our dependence on repurchase agreements and other short-term borrowings to finance our mortgage-related holdings;
•	the availability of certain short-term liquidity sources;
•	competition for investment opportunities, including competition from the U.S. Department of Treasury, or U.S. Treasury, and the U.S. Federal Reserve, for investments in agency-backed MBS, as well as the termination by the U.S. Federal Reserve of its purchases of agency-backed MBS;
•	the federal conservatorship of the Federal National Mortgage Association, or Fannie Mae, and the Federal Home Loan Mortgage Corporation, or Freddie Mac, and related efforts, along with any changes in laws and regulations affecting the relationship between Fannie Mae and Freddie Mac and the federal government;
•	mortgage loan prepayment activity, modification programs and future legislative action;
•	changes in our acquisition, hedging and leverage strategies, changes in our asset allocation and changes in our operational policies, all of which may be changed by us without shareholder approval;
•	failure of sovereign or municipal entities to meet their debt obligations or a downgrade in the credit rating of such debt obligations;
•	fluctuations of the value of our hedge instruments;
•	fluctuating quarterly operating results;
•	changes in laws and regulations and industry practices that may adversely affect our business;
•	volatility of the securities markets and activity in the secondary securities markets;
•	our ability to successfully expand our business into areas other than investing in MBS; and
•	the other important factors identified, or incorporated by reference in this prospectus supplement or the accompanying prospectus, including, but not limited to those under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures about Market Risk” in our Annual Report on Form 10-K for the year ended December 31, 2014, as amended, and those described under the caption “Risk Factors” in this prospectus supplement.

We cannot guarantee future results, levels of activity, performance or achievements. These and other risks, uncertainties and factors could cause our actual results to differ materially from those projected in any forward-looking statements we make. All forward-looking statements speak only as of the date on which they are made.

S-iv

New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to update or revise any forward-looking statements set forth or incorporated by reference in this prospectus supplement or the accompanying prospectus to reflect new information, future events or otherwise. See “Where You Can Find More Information” in the accompanying prospectus.

S-v

INFORMATION INCORPORATED BY REFERENCE

This prospectus supplement and the accompanying prospectus are part of a registration statement that we have filed with the SEC. The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus from the date we file that document. Any documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act with the SEC after the date of this prospectus supplement and before the date that the offering of Notes by means of this prospectus supplement and accompanying prospectus is terminated will automatically update and, where applicable, supersede any information contained or incorporated by reference in this prospectus supplement and accompanying prospectus. We incorporate by reference into this prospectus supplement and the accompanying prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2014 filed on February 9, 2014 and Amendment No. 1 to our Form 10-K, filed on Form 10-K/A on February 20, 2015;
•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2013 from our Definitive Proxy Statement on Schedule 14A filed on April 9, 2014; and
•	our Current Report on Form 8-K filed on February 4, 2015 and our Current Report on Form 8-K filed on March 11, 2015.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus are delivered, upon his or her written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus supplement and the accompanying prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request those documents from us by contacting our Corporate Secretary at the following address: Arlington Asset Investment Corp., 1001 Nineteenth Street North, Arlington, Virginia 22209, Attention: Corporate Secretary.

S-vi

SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should read the entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” and the documents incorporated by reference herein before making an investment decision.

Our Company

Arlington Asset Investment Corp. is a principal investment firm that currently acquires and holds primarily mortgage-related assets and holds certain other assets. We acquire residential MBS, either issued by U.S. government agencies or guaranteed as to principal and interest by U.S. government agencies or U.S. government-sponsored entities, or agency-backed MBS. We also acquire MBS issued by private organizations, or private-label MBS, subject to maintaining our exemption from regulation as an investment company under the Investment Company Act of 1940, as amended. In the future, we may acquire and hold other types of assets, including commercial MBS, asset backed securities, other structured securities, commercial mortgage loans, commercial loans, residential mortgage loans, and other real estate-related loans and securities. In addition, we also may pursue other business activities that will utilize our experience in analyzing investment opportunities and applying similar portfolio management skills.

We are a Virginia corporation and taxed as a C corporation for U.S. federal tax purposes. We operate in the United States.

Our Class A common stock is listed on the NYSE under the symbol “AI.” Our unsecured 6.625% Senior Notes due 2023, or our 6.625% Notes, are listed on the NYSE under the symbol “AIW.”

Our principal executive offices are located at Potomac Tower, 1001 Nineteenth Street North, Arlington, Virginia 22209, and our telephone number is (703) 373-0200. Our website is www.arlingtonasset.com. The information on our website is not, and should not be interpreted to be, part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Issuer
Arlington Asset Investment Corp.
Notes Offered
$ aggregate principal amount of % Notes due 2025 (or $ if the underwriters’ overallotment option is exercised in full).
Offering Price
% of the principal amount.
Maturity
The Notes will mature on March , 2025, unless redeemed prior to maturity.
Interest Rate and Payment Dates
% interest per annum on the principal amount of the Notes, payable quarterly in arrears on March , June , September and December of each year, commencing on June , 2015, and at maturity.
Guarantors
None.
Ranking
The Notes will be our general unsecured obligations and will rank senior in right of payment to all of our existing and future indebtedness that is expressly subordinated in right of payment to the Notes. The Notes will rank equally in right of payment with all of our existing and future liabilities that are not so subordinated. The Notes will be effectively subordinated to all of our existing and future secured indebtedness (including all indebtedness under repurchase agreements) to the extent of the value of the assets securing such indebtedness. The Notes will be structurally subordinated to all existing and future indebtedness (including trade payables) and preferred equity of our subsidiaries, financing vehicles or similar facilities.
As of December 31, 2014, we had total unsecured indebtedness (excluding payables, derivative liabilities and recourse liability) of $40 million, which includes $25 million of our 6.625% Notes, and $15 million in principal amount of subordinated unsecured long-term debentures that matures between 2033 and 2035. Our outstanding secured indebtedness consists in material part of our repurchase agreements. As of December 31, 2014, we had approximately $3.2 billion of repurchase agreements outstanding with weighted average remaining maturities of 14.1 days, with agency-backed MBS and private label MBS with an estimated fair value of approximately $3.4 billion pledged as collateral. The repurchase agreements therefore will be effectively senior to the Notes to the extent of the value of the pledged collateral. After giving effect to any additional borrowing based upon the issuance of the Notes but without giving effect to the use of proceeds therefrom to acquire additional MBS and other assets, our total indebtedness would have been approximately $ billion as of December 31, 2014. See “Capitalization.”
The indenture governing the Notes does not limit the amount of indebtedness that we or our subsidiaries may incur or whether any such indebtedness can be secured by our assets.

Optional Redemption
We may redeem the Notes, in whole or in part, on or after March , 2018, at our option, at any time and from time to time, prior to maturity at a price equal to 100% of their principal amount, plus accrued and unpaid interest to the date of redemption. See “Description of Notes — Optional Redemption” for additional details.
Use of Proceeds
We expect to use the net proceeds of this offering to acquire certain of our target assets, which are expected to consist primarily of agency-backed MBS and may also include private-label MBS. We expect to borrow against the assets that we acquire with the net proceeds of this offering through repurchase agreements and to use the proceeds of the borrowings to acquire additional target assets. We may also use the net proceeds for general working capital purposes.
Certain Covenants
The indenture that governs the Notes contains certain covenants, including limitations on our ability to merge or consolidate with other entities or sell or otherwise dispose of all or substantially all of our assets. These covenants do not include any other restrictions on our or our subsidiaries’ ability to sell assets or any restrictions on our or our subsidiaries’ ability to incur or guarantee additional indebtedness, pay dividends, repurchase capital stock or make other restricted payments, make investments, create liens on our assets, enter into transactions with affiliates or on our subsidiaries entering into agreements that restrict the payment of dividends or transfers of assets or the making of loans to us. In addition, the indenture does not include any protection against certain events, such as a change of control, a leveraged recapitalization or “going private” transaction (which may result in a significant increase of our indebtedness levels), restructuring or similar transactions.
No Financial Covenants
The indenture relating to the Notes does not contain financial covenants.
Additional Notes
We may create and issue additional notes ranking equally and ratably with the Notes in all respects, so that such additional notes will constitute and form a single series with the Notes and will have the same terms as to status, redemption or otherwise as the Notes; provided that any such additional notes that are not fungible with the Notes for United States federal income tax purposes may have a separate CUSIP number.
Listing
We intend to apply to list the Notes on the NYSE under the symbol “AIC.” If the Notes are approved for listing, we expect trading in the Notes to begin within 30 days of March , 2015, the original issue date.
Form and Denomination
The Notes will be issued in book-entry form in denominations of $25 and integral multiples thereof. The Notes will be represented by a permanent global certificate deposited with the Trustee as custodian for The Depositary Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the Notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances.
Trustee
The Bank of New York Mellon.
Governing Law
The Notes and the indenture governing the Notes will be governed by the laws of the State of New York.
An investment in the Notes involves significant risks. Please refer to “Risk Factors” beginning on page S-5 and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before investing in the Notes.
Recent Developments
On March 10, 2015, we announced that our Board of Directors declared a dividend for the first quarter of 2015 of $0.875 per share of Class A common stock that we expect to be paid on April 30, 2015 to holders of record as of the close of business on March 31, 2015.
On March 11, 2015, we announced that Kurt R. Harrington, our Executive Vice President, Chief Financial Officer and Treasurer, has informed our Board of Directors that he intends to retire after serving as our Chief Financial Officer for the last 15 years. Following a search for a new chief financial officer, we have identified Richard E. Konzmann to succeed Mr. Harrington. On March 10, 2015, our Board of Directors appointed Mr. Konzmann as Executive Vice President, Chief Financial Officer and Treasurer of the Company, effective March 23, 2015. To assist with the transition, Mr. Harrington will remain an employee of the Company until he retires on April 30, 2015. Since 2002, Mr. Konzmann has been employed by American Capital, Ltd. (NASDAQ: ACAS), a publicly traded private equity firm and global asset manager.

RISK FACTORS

An investment in the Notes involves significant risks, including the risks described below. Before you decide to invest in the Notes, you should consider the risk factors below relating to the offering as well as the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2014, as amended, which is incorporated by reference into this prospectus supplement. Such risks are not the only risks that we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect us. The risks described could affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment.

Risks Related to this Offering

Despite current indebtedness levels, we may still be able to incur substantially more debt, which could have important consequences to you.

We may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the Notes will not prohibit us from doing so. If we incur any additional indebtedness that ranks equally with the Notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization or dissolution. This may have the effect of reducing the amount of proceeds paid to you. Incurrence of additional debt would also further reduce the cash available to invest in operations, as a result of increased debt service obligations. If new debt is added to our current debt levels, the related risks that we now face could intensify.

As of December 31, 2014, we had total unsecured indebtedness (excluding payables, derivative liabilities and recourse liability) of $40 million, which includes $25 million in principal amount of our 6.625% Notes and $15 million in principal amount of subordinated unsecured long-term debentures due between 2033 and 2035. After giving effect to the issuance of the Notes but without giving effect to the use of proceeds therefrom, our total indebtedness would have been approximately $     billion as of December 31, 2014. See “Capitalization.”

Our level of indebtedness could have important consequences to you, because:

•	it could affect our ability to satisfy our financial obligations, including those relating to the Notes;
•	a substantial portion of our cash flows from operations will have to be dedicated to interest and principal payments and may not be available for operations, capital expenditures, expansion, acquisitions or general corporate or other purposes;
•	it may impair our ability to obtain additional debt or equity financing in the future;
•	it may limit our ability to refinance all or a portion of our indebtedness on or before maturity;
•	it may limit our flexibility in planning for, or reacting to, changes in our business and industry; and
•	it may make us more vulnerable to downturns in our business, our industry or the economy in general.

Our operations may not generate sufficient cash to enable us to service our debt. If we fail to make a payment on the Notes, we could be in default on the Notes, and this default could cause us to be in default on our other outstanding indebtedness. Conversely, a default under any of our other indebtedness, if not waived, could result in acceleration of the debt outstanding under the related agreement and entitle the holders thereof to bring suit for the enforcement thereof or exercise other remedies provided thereunder. In addition, such default or acceleration may result in an event of default and acceleration of other indebtedness of the Company, entitling the holders thereof to bring suit for the enforcement thereof or exercise other remedies provided thereunder. If a judgment is obtained by any such holders, such holders could seek to collect on such judgment from the assets of the Company. However, no event of default under the Notes would result from such default or acceleration or such suit, other exercise of remedies or collection proceeding. If that should occur, we may not be able to pay all such debt or to borrow sufficient funds to refinance it. Even if new financing were then available, it may not be on terms that are acceptable to us. The indenture governing the Notes will not restrict our ability to incur additional indebtedness.

The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness that we currently have or that we may incur in the future, including all repurchase agreements.

The Notes will not be secured by any of our assets or any of the assets of our subsidiaries. As a result, the Notes will be effectively subordinated to any secured indebtedness that we or our subsidiaries have currently outstanding or may incur in the future (or any indebtedness that is initially unsecured to which we subsequently grant security) to the extent of the value of the assets securing such indebtedness. The indenture governing the Notes does not prohibit us or our subsidiaries from incurring additional secured (or unsecured) indebtedness in the future. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness and may consequently receive payment from these assets before they may be used to pay other creditors, including the holders of the Notes. Our outstanding secured indebtedness consists in material part of our repurchase agreements. As of December 31, 2014, we had approximately $3.2 billion of repurchase agreements outstanding with weighted average remaining maturities of 14.1 days, with agency-backed MBS and private label MBS with an estimated fair value of approximately $3.4 billion pledged as collateral. The repurchase agreements therefore will be effectively senior to the Notes to the extent of the value of the pledged collateral.

The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The Notes are obligations exclusively of Arlington and not of any of our subsidiaries. None of our subsidiaries is a guarantor of the Notes, and the Notes are not required to be guaranteed by any subsidiaries we may acquire or create in the future. Therefore, in any bankruptcy, liquidation or similar proceeding, all claims of creditors (including trade creditors) and holders of preferred stock, if any, of our subsidiaries will have priority over our equity interests in such subsidiaries (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such subsidiaries. Even if we are recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Notes will be structurally subordinated to all indebtedness and other liabilities (including trade payables) and preferred equity of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish as financing vehicles or otherwise. The indenture governing the Notes does not prohibit us or our subsidiaries from incurring additional indebtedness or issuing preferred equity in the future. In addition, future debt and security agreements entered into by our subsidiaries may contain various restrictions, including restrictions on payments by our subsidiaries to us and the transfer by our subsidiaries of assets pledged as collateral.

The indenture under which the Notes will be issued contains limited protection for holders of the Notes.

The indenture under which the Notes will be issued offers limited protection to holders of the Notes. The terms of the indenture and the Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have an adverse impact on your investment in the Notes. In particular, the terms of the indenture and the Notes will not place any restrictions on our or our subsidiaries’ ability to:

•	issue debt securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries;
•	pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities subordinated in right of payment to the Notes;
•	sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•	enter into transactions with affiliates;
•	create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;
•	make investments; or
•	create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

In addition, the indenture does not include any protection against certain events, such as a change of control, a leveraged recapitalization or “going private” transaction (which may result in a significant increase of our indebtedness levels), restructuring or similar transactions. Furthermore, the terms of the indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow, or liquidity. Also, an event of default or acceleration under our other indebtedness would not necessarily result in an Event of Default under the Notes.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.

Other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Notes.

An increase in market interest rates could result in a decrease in the value of the Notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value. Consequently, if you purchase the Notes, and the market interest rates subsequently increase, the market value of your Notes may decline. We cannot predict the future level of market interest rates.

An active trading market for the Notes may not develop, which could limit the market price of the Notes or your ability to sell them.

The Notes are a new issue of debt securities for which there currently is no trading market. We intend to apply to list the Notes on the NYSE within 30 days of the original issue date under the symbol “AIC.” We cannot provide any assurances that an active trading market will develop for the Notes or that you will be able to sell your Notes. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, general economic conditions, our financial condition, performance and prospects and other factors. The underwriters have advised us that they may make a market in the Notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the Notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market does not develop, the liquidity and trading price for the Notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.

We may issue additional Notes.

Under the terms of the indenture governing the Notes, we may from time to time without notice to, or the consent of, the holders of the Notes, create and issue additional notes which will be equal in rank to the Notes.

Credit ratings may not reflect all risks, are not recommendations to buy or hold the Notes or our other senior unsecured debt, and may be subject to revision, suspension or withdrawal at any time.

One or more independent credit rating agencies are expected to assign credit ratings to our Notes. The credit ratings address our ability to perform our obligations under the Notes and credit risks in determining the likelihood that payments will be made when due under such debt. The ratings may not reflect the potential impact of all risks related to the structure, market, risk and other factors relating to, and that may affect the value of the Notes. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal by the rating agency at any time. Ratings do not reflect market prices or suitability of a security for a particular investor. No assurance can be given that a credit rating will remain constant for any given period of time or that a credit rating will not be lowered or withdrawn entirely by the credit rating agency if in its judgment circumstances in the future so warrant. A suspension, reduction or withdrawal at any time of the credit rating assigned to the Notes by one or more of the credit rating agencies may adversely affect the cost and terms and conditions of our financings and could adversely affect the value and trading of the Notes, as well as other of our senior unsecured debt.

USE OF PROCEEDS

Assuming we sell an aggregate principal amount of $     of Notes in this offering, we estimate that the net proceeds we will receive from the sale of Notes in this offering will be approximately $     million (or approximately $     million if the underwriters fully exercise their option to purchase additional Notes) after deducting underwriting commissions of approximately $     million (or approximately $     million if the underwriters fully exercise their option to purchase additional Notes), and estimated offering expenses of approximately $     payable by us.

We expect to use the net proceeds of this offering to acquire certain of our target assets, which are expected to consist primarily of agency-backed MBS and may also include private label MBS. We expect then to borrow against the assets that we acquire with the net proceeds of this offering through repurchase agreements and to use the proceeds of the borrowings to acquire additional target assets. We may also use the net proceeds for general working capital purposes.

Pending these uses, we intend to maintain the net proceeds in interest-bearing, short-term, marketable investment grade securities or money market accounts or (interest or non-interest bearing) checking (or escrow) accounts. These investments may include, for example, government securities other than agency securities, certificates of deposit and interest-bearing bank deposits. We expect these investments to provide a lower net return than we will seek to achieve from our target assets.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the consolidated ratios of earnings to fixed charges for us, respectively, for the periods shown:

	Year Ended December 31,
	2014	2013	2012	2011	2010	2009
	(dollars in thousands)
Pre-tax income from continuing operations adjusted to exclude income or loss from equity investees	$55,189	$14,253	$30,788	$16,753	$27,087	$140,981
Distributed income equity investees	413	90	384	266	222	326
Fixed charges
Interest expense and amortization of debt discount and premium on all indebtedness	11,391	8,529	4,965	2,508	1,155	3,645
Rentals	83	81	88	58	54	77
Total fixed charges	$11,474	$8,610	$5,053	$2,566	$1,209	$3,722
Pre-tax income from continuing operations adjusted to exclude income or loss from equity investees plus fixed charges and distributed income of equity investees	$67,076	$22,953	$36,225	$19,585	$28,518	$145,029
Ratio of earnings to fixed charges	5.8	2.7	7.2	7.6	23.6	39.0

CAPITALIZATION

The following table shows our cash and cash equivalents and capitalization as of December 31, 2014:

•	on an actual basis; and
•	on an as adjusted basis, after giving effect to the sale of Notes in this offering and the receipt of the total net proceeds of approximately $ million from this offering but prior to the application thereof, after deducting underwriting commissions and estimated offering expenses (assuming no exercise of the underwriters’ option to purchase additional Notes).

	As of December 31, 2014 (unaudited)
	Actual	As Adjusted
	(dollars in thousands)
Cash and cash equivalents	$33,832	$
Debt:
Repurchase agreements	$3,179,775		$3,179,775
Interest payable	1,106		1,106
Accrued compensation and benefits	6,067		6,067
Dividend payable	20,195		20,195
Derivative liabilities, at fair value	124,308		124,308
Accounts payable, accrued expenses and other liabilities	1,006		1,006
Long-term debt	40,000		40,000
Notes offered hereby	—
Total debt	3,372,457
Shareholder’s equity:
Preferred stock, $0.01 par value, 25,000,000 shares authorized, no shares issued and outstanding	—		—
Class A common stock, $0.01 par value, 450,000,000 shares authorized, 22,860,922 shares issued and outstanding	229		229
Class B common stock, $0.01 par value, 100,000,000 shares authorized, 105,869 shares issued and outstanding	1		1
Additional paid-in capital	1,897,027		1,897,027
Accumulated other comprehensive income, net of taxes	42,793		42,793
Accumulated deficit	(1,298,018)		(1,298,018)
Total shareholders’ equity	642,032		642,032
Total capitalization	$4,014,489	$

DESCRIPTION OF NOTES

The Notes will be issued under an indenture dated as of May 1, 2013, between us and Wells Fargo Bank, National Association, as original trustee (the “Original Trustee”), as supplemented by a second supplemental indenture dated as of March   , 2015, among us, the Original Trustee and The Bank of New York Mellon, as series trustee, setting forth the terms and conditions of the Notes. We refer to the indenture, as supplemented by the second supplemental indenture, as the indenture and to The Bank of New York Mellon, as the Trustee.

Because this section is a summary, it does not describe every aspect of the Notes and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the Notes.

General

The Notes will be issued in the initial aggregate principal amount of $     (or $     if the underwriters exercise their overallotment option in full). The Notes will mature on March   , 2025. The principal payable at maturity will be 100.0% of the aggregate principal amount. The interest rate on the Notes is     % per year and will be paid every March   , June   , September    and December    of each year, commencing on June   , 2015, and the regular record dates for interest payments will be the 15 th calendar day (whether or not a business day) before each interest payment date. The initial interest period will be the period from and including March   , 2015 to, but excluding, the initial interest payment date, and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

We will issue the Notes in denominations of $25 and integral multiples of $25 in excess thereof. The Notes will not be subject to any sinking fund and holders of the Notes will not have the option to have the Notes repaid prior to the stated maturity date.

The indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity or we pay a large dividend to our shareholders.

We have the ability to issue indenture securities with terms different from the Notes and, without the consent of the holders thereof, to reopen the Notes and issue additional Notes in any amount having the same terms as the Notes in all respects, except for the issue date and, if applicable, the issue price, the initial interest payment date and the initial interest accrual date. Any such additional Notes will constitute “Notes” for all purposes of the indenture and will (together with all other Notes issued under the indenture) constitute a single series of Notes under the indenture. If additional Notes are not fungible with the Notes offered hereby for U.S. federal income tax purposes, as applicable, as determined by us, such additional Notes may have a separate CUSIP number.

Optional Redemption

The Notes may be redeemed in whole or in part at any time or from time to time at our option on or after March   , 2018 upon not less than 30 days nor more than 60 days written notice by mail (or, in case of Notes represented by one or more global securities, transmitted in accordance with the depositary’s procedures) prior to the date fixed for redemption thereof, at a redemption price equal to 100% of the outstanding principal amount of Notes being redeemed plus accrued and unpaid interest to, but excluding, the date fixed for redemption.

You may be prevented from exchanging or transferring the Notes when they are subject to redemption. In case any Notes are to be redeemed in part only, the redemption notice will provide that, upon surrender of such Note, you will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of your remaining unredeemed Notes. Any exercise of our option to redeem the Notes will be done in compliance with the indenture.

If we redeem only some of the Notes, the Trustee will determine the method for selection of the particular Notes to be redeemed in accordance with the indenture; provided, that if the Notes are represented by one or more global securities, beneficial interests in the Notes will be selected for redemption by the depositary in accordance with its standard procedures therefor. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.

Payment and Paying Agents

We will pay interest to the person listed in the Trustee’s records as the owner of the Notes at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the Notes on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling the Notes must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the Notes to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest”.

Payments on Global Securities

We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants.

Payment When Offices Are Closed

If any payment is due on the Notes on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date. Such payment will not result in a default under the Notes or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Holders should consult their banks or brokers for information on how they will receive payments on the Notes.

Events of Default

You will have rights if an Event of Default occurs with respect to the Notes and the Event of Default is not cured, as described later in this subsection.

The term “Event of Default” with respect to the Notes means any of the following:

•	we do not pay the principal of any Note on its due date.
•	we do not pay interest on any Note when due, and such default is not cured within 30 days.
•	we remain in breach of any other covenant with respect to the Notes for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the Trustee or holders of at least 25% of the principal amount of the Notes.
•	certain events involving our bankruptcy, insolvency or reorganization, or that of any of our significant subsidiaries.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The Trustee may withhold notice to the holders of the Notes of any default, except in the payment of principal, premium or interest, if it considers the withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and has not been cured, the Trustee or the holders of at least 25% in principal amount of the Notes may declare the entire principal amount of, and all accrued and unpaid interest on, all the Notes to be immediately payable. In the case of an Event of Default involving our bankruptcy, insolvency or reorganization with respect to us, or that of any of our significant subsidiaries, the principal of, and accrued and unpaid interest on, all Notes will automatically become immediately due and payable. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the Notes.

The Trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the Trustee protection satisfactory to it from expenses and liability (called an “indemnity”). If indemnity satisfactory to the Trustee is provided, the holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. The Trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or any Event of Default.

Before you are allowed to bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the Notes, the following must occur:

•	you must give the Trustee written notice that an Event of Default has occurred with respect to the Notes and remains uncured.
•	the holders of at least 25% in principal amount of all the Notes must make a written request that the Trustee take action because of the default and must offer indemnity to the Trustee against the cost and other liabilities of taking that action.
•	the Trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.
•	the holders of a majority in principal amount of the Notes must not have given the Trustee a direction inconsistent with the above notice during that 60 day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your Notes on or after the due date of that payment.

Holders of a majority in principal amount of the Notes may waive any past defaults other than a default:

•	in the payment of principal, any premium or interest; or
•	in respect of any provision of the Notes or the indenture that cannot be modified or amended without the consent of each holder of the Notes.

Holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the Trustee and how to declare or cancel an acceleration of maturity.

Each year, we will furnish to the Trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the Notes, or else specifying any default.

Merger or Consolidation

Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

•	where we merge out of existence or sell all or substantially all of our assets, the resulting entity must agree to be legally responsible for our obligations under the Notes and the indenture.
•	the merger or sale of all or substantially all assets must not cause a default on the Notes and we must not already be in default (unless the merger or sale would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and has not been cured, as described under “Events of Default” above. A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us notice of default or our default having to exist for a specified period of time were disregarded.
•	we must deliver certain certificates and documents to the Trustee.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase its Notes as a result of a sale of less than all of our assets may be uncertain.

Modification or Waiver

There are three types of changes we can make to the indenture and the Notes issued thereunder.

Changes Requiring Your Approval

First, there are changes that we cannot make to the Notes without approval from each affected holder. The following is a list of those types of changes:

•	change the stated maturity of the principal of or interest on the Notes;
•	reduce any amounts due on the Notes;
•	reduce the amount of principal payable upon acceleration of the maturity of a security following a default;
•	change the place or currency of payment on the Notes or the redemption provisions applicable to the Notes;
•	impair your right to institute suit for the enforcement of any payment of principal of or interest on the Notes;
•	reduce the percentage of holders of Notes whose consent is needed to modify or amend the indenture or the Notes;
•	reduce the percentage of holders of Notes whose consent is needed to waive compliance with certain provisions of the indenture or the Notes or to waive certain defaults; and
•	modify any other material aspect of the provisions of the indenture or the Notes dealing with supplemental indentures, modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants.

Changes Not Requiring Approval

The second type of change does not require any vote by the holders of the Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the Notes in any material respect.

Changes Requiring Majority Approval

Any other change to the indenture and the Notes would require the following approval:

•	If the change affects only the Notes, it must be approved by the holders of a majority in principal amount of the Notes (including any additional Notes).
•	If the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

The holders of a majority in principal amount of a series of debt securities issued under the indenture may waive our compliance with some of our covenants applicable to that series. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “— Changes Requiring Your Approval.”

Further Details Concerning Voting

When taking a vote, we will use the principal amount that would be due and payable on the voting date if the maturity of the Notes were accelerated to that date because of a default, to decide how much principal to attribute to the Notes.

The Notes will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. The Notes will also not be eligible to vote if they have been fully defeased as described later under “Defeasance — Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of the Notes that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of the Notes, that vote or action may be taken only by persons who are holders of the Notes on the record date and must be taken within eleven months following the record date.

Holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the Notes or request a waiver.

Defeasance

The following provisions will be applicable to the Notes.

Covenant Defeasance

Under applicable law, we can make the deposit described below and be released from some of the restrictive covenants and Events of Default in the indenture under which the Notes were issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants and Events of Default but would gain the protection of having money and government securities set aside in trust to repay your Notes. In order to achieve covenant defeasance, the following conditions must be satisfied:

•	since the Notes are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of the Notes a combination of money and U.S. government or U.S. government agency notes or bonds that in the opinion of a nationally recognized firm of independent public accountants will generate enough cash to make interest, principal and any other payments on the Notes on their due dates.
•	we must deliver to the Trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the Notes any differently than if we did not make the deposit and just repaid the Notes ourselves at maturity.
•	defeasance must not result in a breach or violation of, or result in a default under, the indenture or any of our other material agreements or instruments.

No default or event of default, or event which with notice or lapse of time would become an event of default, with respect to the Notes shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days.

We must deliver to the Trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.

If the Notes are to be redeemed before their maturity, notice of redemption must have been given.

If we accomplish covenant defeasance, you can still look to us for repayment of the Notes if there were a shortfall in the trust deposit or the Trustee is prevented from making payment.

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the Notes of a particular series (called “full defeasance”) if the following conditions are satisfied in order for you to be repaid:

•	since the Notes are in U.S. dollars, we must deposit in trust for the benefit of all holders of the Notes a combination of money and U.S. government or U.S. government agency notes or bonds that in the opinion of a nationally recognized firm of independent public accountants will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates.

•	we must deliver to the Trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an Internal Revenue Service (“IRS”) ruling that allows us to make the above deposit without causing you to be taxed on the Notes any differently than if we did not make the deposit and just repaid the Notes ourselves at maturity. Under current U.S. federal tax law, the deposit and our legal release from the Notes would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for the Notes and you would recognize gain or loss on the Notes at the time of the deposit.
•	defeasance must not result in a breach or violation of, or constitute a default under, the indenture or any of our other material agreements or instruments.
•	no default or event of default, or event which with notice or lapse of time would become an event of default, with respect to the Notes shall have occurred and be continuing and no defaults or events of default relating to bankruptcy, insolvency or reorganization shall occur during the next 90 days.
•	we must deliver to the Trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with.
•	if the Notes are to be redeemed before their maturity, notice of redemption must have been given.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the Notes. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent.

Other Covenants

In addition to any other covenants described in this prospectus supplement or the accompanying prospectus, we have also agreed that if, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to file with the SEC, to the extent permitted under the Exchange Act, the annual reports, quarterly reports and other documents which we would have been required to file with the SEC if we were so subject, on or before the filings dates which we would have been required file such documents if we were so subject.

Resignation of Trustee

The Trustee may resign or be removed with respect to the Notes provided that a successor trustee is appointed to act with respect to the Notes. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Ranking

The Notes will be our direct unsecured obligations and will:

•	rank senior in right of payment to our existing subordinated unsecured long-term debentures and all of our other existing and future indebtedness that is expressly subordinated in right of payment to the Notes;
•	rank equal in right of payment with our 6.625% Notes and all of our other existing and future liabilities that are not expressly subordinated in right of payment to the Notes;

•	are effectively subordinated to all of our existing and future secured indebtedness (including all indebtedness under repurchase agreements), to the extent of the value of the assets securing such indebtedness; and
•	structurally subordinated to all existing and future indebtedness (including trade payables) and preferred equity of our subsidiaries, financing vehicles or similar facilities. See “Risk Factors — Risks Related to this Offering — The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness that we currently have or that we may incur in the future, including all repurchase agreements.”

Listing

We intend to apply to list the Notes on the NYSE under the symbol “AIC”. If approved for listing, we expect trading in the Notes to begin within 30 days after the original issue date of the Notes.

Trading Characteristics

We expect the Notes to trade “flat,” meaning that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the Notes that is not included in the trading price. Any portion of the trading price of a Note that is attributable to accrued and unpaid interest will be treated as ordinary interest income for U.S. federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Note.

Sinking Fund

The Notes are not entitled to any sinking fund payments.

Governing Law; Waiver of Jury Trial

The Notes and the indenture governing the Notes will be governed by the laws of the State of New York. Each of the Company, the Trustee and the holders of the Notes irrevocably waiver any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture, the Notes or the transactions contemplated hereby.

Book-Entry Procedures

The Notes will be represented by global securities that will be deposited and registered in the name of DTC or its nominee. This means that, except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations that are participants in DTC.

The Notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered certificate will be issued for the Notes, in the aggregate principal amount of such issue, and will be deposited with DTC. Interests in the Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. None of the Company, the Trustee or the Paying Agent will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. Beneficial interests in any of the Notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”).

DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has Standard & Poor’s Ratings Services’ highest rating: AAA. The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of the Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each security, or the “Beneficial Owner,” is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts the Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the Notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Redemption proceeds, distributions, and interest payments on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee, the Trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the Trustee, but disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to us or to the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificates are required to be printed and delivered. We may decide (subject to the procedures of DTC) to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we nor the trustee takes responsibility or assumes any liability for the accuracy thereof.

DESCRIPTION OF OTHER INDEBTEDNESS

Repurchase Agreements

We have entered into repurchase agreements to fund our investments in MBS. As of December 31, 2014, we had no amount at risk with any single repurchase agreement counterparty or lender exceeding 10% of our equity. The following table provides information regarding our outstanding repurchase agreement borrowings as of the dates and periods indicated:

	December 31,
	2014	2013	2012	2011
	(dollars in thousands)
Outstanding balance	$3,179,775	$1,547,630	$1,497,191	$647,977
Value of assets pledged as collateral
Agency-backed MBS	3,300,383	1,556,763	1,547,760	653,322
Private-label MBS	75,642	117,148	67,661	78,110
Weighted-average rate	0.40%	0.45%	0.52%	0.49%
Weighted-average term to maturity	14.1 days	13.2 days	14.5 days	13.1 days
Weighted-average outstanding balance during the period ended(1)	$2,438,479	$1,515,137	$953,152	$559,086
Weighted-average rate during the period ended(1)	0.37%	0.45%	0.46%	0.36%

(1)	Weighted average for the period beginning on January 1 up to and including the date in the table.

Long-Term Debt

Our 6.625% Notes are unsecured obligations of the Company and rank equally with all of our other existing and future unsecured indebtedness that is not subordinated in right of payment to our 6.625% Notes, including the Notes offered by this prospectus supplement. Our 6.625% Notes bear interest at the rate of 6.625% per annum. Interest on our 6.625% Notes is payable quarterly in arrears February 1, May 1, August 1 and November 1 of each year, commencing on August 1, 2013. Our 6.625% Notes will mature on May 1, 2023.

We may, at our option, at any time and from time to time, on or after May 1, 2016, redeem our 6.625% Notes in whole or in part upon not less than 30 days’ nor more than 60 days’ written notice by mail, at a redemption price equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to the date fixed for redemption.

The indenture for our 6.625% Notes contains covenants and events of default and cure provisions that are substantially similar to those with respect to the Notes. If an uncured default with respect to our 6.625% Notes occurs and is continuing, the trustee for our 6.625% Notes or the holders of at least 25% in principal amount of the 6.625% Notes may declare our 6.625% Notes to be immediately due and payable. Any such event of default or acceleration would not necessarily result, however, in an Event of Default under the Notes.

As of December 31, 2014, we had $15 million in principal amount of subordinated unsecured outstanding long-term debentures in addition to our 6.625% Notes. These long-term debentures accrue and require payments of interest quarterly at an annual rate of three-month LIBOR plus 2.25% to 3.00%. The weighted average interest rate on these long-term debentures was 2.98% as of December 31, 2014. The debentures mature between 2033 and 2035 and are currently redeemable by us, in whole or in part, without penalty.

The indenture relating to these long-term debentures contains certain covenants, including a covenant prohibiting dividends and stock repurchases under certain circumstances. Among other events, (a) any failure to pay interest and continuance of such failure for 30 days and (b) any failure to comply with such covenants, after notice and a grace period, would result in an event of default under the long-term debentures, entitling the holders thereof to accelerate the maturity of the long-term debentures. Any such event of default or acceleration would not necessarily result, however, in an Event of Default under the Notes.

These long-term debentures are subordinated in right of payment to “Senior Indebtedness,” which includes the Notes that are being offered and sold in this offering and our 6.625% Notes. No payments may be made on the long-term debentures during the existence of a payment default (beyond any period of grace) on Senior Indebtedness or if any Senior Indebtedness has been accelerated unless such default has been waived or such acceleration rescinded. Also, upon any payment or distribution of our assets to creditors during any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceeding, all amounts of Senior Indebtedness must be paid or payment must be provided for in money in accordance with its terms, before any payment is made by us on the long-term debentures.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain material U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the Notes. This discussion is a summary for general information only and does not purport to address all tax considerations that may be relevant to the purchase, ownership and disposition of the Notes. This summary deals only with holders that purchase Notes in the initial offering at the issue price (i.e., the first price at which a substantial amount of Notes is sold to investors). This discussion also does not address the U.S. federal income tax consequences of the ownership of Notes not held as capital assets within the meaning of Section 1221 of the Code, or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers in securities or foreign currency;
•	tax-exempt entities;
•	banks or financial institutions;
•	thrifts;
•	regulated investment companies;
•	REITs;
•	traders in securities that have elected the mark-to-market method of accounting for their securities;
•	controlled foreign corporations;
•	passive foreign investment companies;
•	insurance companies;
•	persons that hold the Notes as part of a “straddle,” a “hedge” or a “conversion transaction”;
•	persons liable for alternative minimum tax;
•	expatriates;
•	U.S. holders (as defined below) that have a “functional currency” other than the U.S. dollar; and
•	pass-through entities (e.g., partnerships) or investors who hold the Notes through pass-through entities.

In addition, except where otherwise provided, this discussion is limited to the U.S. federal income tax consequences to initial holders that purchase the Notes for cash, at their original issue price, pursuant to the offering. It does not consider any tax consequences arising out of U.S. federal gift and estate tax law or under the tax laws of any foreign, state, local or other jurisdiction.

If a partnership, including any entity that is treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of the Notes, the treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in or owner of a partnership that is considering purchasing the Notes, you should consult with your tax advisor.

This discussion is based upon the Code, applicable Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations as of the date hereof, all of which are subject to change, possibly with retroactive effect. We have not and will not seek any rulings or opinions from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the Notes.

If you are considering investing in the Notes, we urge you to consult your tax advisor about the particular U.S. federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the Notes, and the application of the U.S. federal income tax laws to your particular situation.

U.S. Holders

For purposes of this discussion, a “U.S. holder” is a beneficial owner of the Notes that, for U.S. federal income tax purposes, is:

•	an individual citizen or resident of the United States;
•	a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any of its states or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or if the trust existed on April 20, 1996 and has validly elected to continue to be treated as a domestic trust.

Taxation of Interest

Interest on the Notes is generally taxable to a U.S. holder as ordinary income:

•	when it accrues, if such U.S. holder uses the accrual method of accounting for U.S. federal income tax purposes; or
•	when a U.S. holder receives it, if such U.S. holder uses the cash method of accounting for U.S. federal income tax purposes.

In general, if the terms of a debt instrument entitle a holder to receive payments other than fixed periodic interest that exceed the issue price of the instrument, such excess is treated under the Code as “original issue discount.” A U.S. holder generally will be required to recognize any such original issue discount as additional interest over the term of the instrument unless the original issue discount is de minimis. We expect that the Notes will not be issued with more than a de minimis amount of original issue discount.

Sale or Other Taxable Disposition of Notes

A U.S. holder will generally recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a Note. The amount of such U.S. holder’s gain or loss will equal the difference between the amount such U.S. holder receives for the Note (to the extent such amount does not represent accrued but unpaid interest, which will be treated ordinary interest income to the extent such U.S. holder has not previously included the accrued interest in gross income), and such U.S. holder’s adjusted tax basis in the Note. A U.S. holder’s adjusted tax basis in a Note generally will be the price such U.S. holder paid for the Note. Any such gain or loss on a taxable disposition of a Note as described above will generally constitute capital gain or loss and will be long-term capital gain or loss if a U.S. holder holds such Note for more than one year. Under current U.S. federal income tax law, net long-term capital gains of U.S. holders taxed at individual rates are eligible for taxation at preferential rates. The deductibility of capital losses against ordinary income is subject to limitations.

Medicare Tax

Certain U.S. holders who are individuals, estates or trusts will be subject to a 3.8% tax on all or a portion of their “net investment income,” which generally will include interest and gain on sale in respect of the Notes, subject to certain exceptions. Each U.S. holder is urged to consult its tax advisors regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the Notes.

U.S. Holders Holding Through Foreign Accounts or Intermediaries

U.S. holders holding their Notes through foreign accounts or intermediaries should refer to “— Non-U.S. Holders — FATCA” below.

Non-U.S. Holders

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of the Notes that is neither a U.S. holder nor a partnership or other pass-through entity for U.S. federal income tax purposes.

Payments on the Notes

Subject to the discussion below concerning backup withholding and FATCA (as defined below), payments of interest on a Note to any non-U.S. holder will generally not be subject to U.S. federal withholding tax, provided that:

the non-U.S. holder is not:

•	an actual or constructive owner of 10% or more of the total voting power of all our voting stock; or
•	a controlled foreign corporation related (directly or indirectly) to us through stock ownership; and

we or our paying agent receives:

•	from the non-U.S. holder, a properly completed Form W-8BEN or W-8BEN-E (or substitute Form W-8BEN, W-8BEN-E or the appropriate successor form) under penalties of perjury, which provides the non-U.S. holder’s name and address and certifies that the non-U.S. holder of the Note is a non-U.S. holder; or
•	from a security clearing organization, bank or other financial institution that holds the Notes in the ordinary course of its trade or business (a “financial institution”) on behalf of the non-U.S. holder, certification under penalties of perjury that such a Form W-8BEN or Form W-8BEN-E (or substitute Form W-8BEN or Form W-8BEN-E or the appropriate successor form) has been received by it, or by another such financial institution, from the non-U.S. holder, and a copy of the Form W-8BEN or Form W-8BEN-E (or substitute Form W-8BEN or Form W-8BEN-E or the appropriate successor form) is furnished to us or the payor.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to withholding of U.S. federal tax at a 30% rate (or lower applicable treaty rate) unless interest on the Notes is effectively connected with the conduct of a trade or business in the United States as described below. In order to claim a lower applicable treaty rate, a non-U.S. holder must provide to us (or our paying agent) a properly and validly completed Form W-8BEN or Form W-8BEN-E and claim this reduction or exemption on the form. A non-U.S. Holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Special rules may apply to holders who hold Notes through “qualified intermediaries” within the meaning of U.S. federal income tax laws.

If interest on a Note is effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States and, if the non-U.S. holder is entitled to the benefits under an applicable tax treaty, is attributable to a permanent establishment or a fixed base in the United States, then such income generally will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if realized by corporate holders, may also be subject to a 30% branch profits tax or such lower rate as may be available pursuant to an applicable income tax treaty). If interest is subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, payments of such interest will not be subject to U.S. withholding tax so long as the holder provides us or the paying agent with a properly and validly completed Form W-8ECI.

Non-U.S. holders should consult their tax advisors about any applicable income tax treaties, which may provide for an exemption from or a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

Sale or Other Taxable Disposition of Notes

Subject to the discussion below concerning backup withholding and FATCA (as defined below), any gain realized by a non-U.S. holder on the sale, exchange, redemption, retirement or other taxable disposition of a Note (other than any portion of the gain that represents accrued interest in which case the tax rules for interest as described above would apply to such portion) generally will not be subject to U.S. federal income and withholding tax, unless:

•	such gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if the non-U.S. holder is entitled to the benefits under an applicable tax treaty, is attributable to a permanent establishment or a fixed base in the United States; or
•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

If the first bullet point applies, the non-U.S. holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. holders, as described above, unless an applicable income tax treaty provides otherwise. In addition, if such non-U.S. holder is a corporation, such non-U.S. holder may also be subject to the branch profits tax described above. If the second bullet point applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains from U.S. sources (including gains from the sale, exchange, redemption, retirement or other disposition of the Notes) exceed capital losses allocable to U.S. sources.

FATCA

Sections 1471 through 1474 of the Code, the Treasury Regulations promulgated thereunder and other governmental notices with respect thereto (collectively “FATCA”) impose a withholding tax of 30% (“FATCA Withholding”) on interest income (including any amount treated as interest for U.S. federal income tax purposes) and other periodic payments on the Notes paid to holders of the Notes or any non-U.S. person or entity that receives such income (a “non-U.S. payee”) on a holder’s behalf, unless the holder and each non-U.S. payee in the payment chain complies with the applicable information reporting, account identification, withholding, certification and other FATCA-related requirements (including any intergovernmental agreement entered into by the United States and another applicable jurisdiction to facilitate the application and implementation of FATCA (an “IGA”)). In the case of a payee that is a non-U.S. financial institution (for example, a clearing system, custodian, nominee or broker), withholding generally will not be imposed if the financial institution complies with the requirements imposed by FATCA to collect and report (to the U.S. or another relevant taxing authority) substantial information regarding such institution’s U.S. account holders (which would include some account holders that are non-U.S. entities but have U.S. owners). Other payees, including individuals, may be required to provide proof of tax residence or waivers of confidentiality laws and/or, in the case of non-U.S. entities, certification or information relating to their U.S. ownership.

FATCA Withholding may be imposed at any point in a payment chain if a non-U.S. payee is not compliant with the applicable FATCA requirements. A payment chain may consist of a number of parties, including a paying agent, a clearing system, each of the clearing system’s participants and a non-U.S. bank or broker through which a holder holds the Notes. Accordingly, if a holder receives payments through a payment chain that includes one or more non-U.S. payees the payment could be subject to FATCA Withholding if any non-U.S. payee in the payment chain fails to comply with the FATCA requirements and is subject to withholding. This would be the case even if the holder would not otherwise have been directly subject to FATCA Withholding.

A number of countries have entered into, and other countries are expected to enter into, IGAs. While the existence of an IGA will not eliminate the risk that Notes will be subject to FATCA Withholding, these agreements are expected to facilitate compliance with the FATCA requirements thereby reducing the likelihood that FATCA Withholding will occur for investors in (or investors that indirectly hold Notes through financial institutions in) those countries.

FATCA Withholding applies to all interest (including original issue discount, if any) and other periodic payments made on the Notes. In addition, FATCA Withholding will apply to the gross proceeds payable upon the sale, exchange, redemption or maturity of the Notes on or after January 1, 2017. Under the terms of the Notes, we are not obligated to and we will not pay any additional amounts in respect of FATCA Withholding, so if FATCA Withholding applies, Note holders will receive less than the amount that they would have otherwise received.

Depending on a Note holder’s circumstances, the holder may be entitled to a refund or credit in respect of some or all of any FATCA Withholding. However, even if a Note holder is entitled to have any such withholding refunded, the required procedures could be cumbersome and significantly delay such holder’s receipt of any withheld amounts.

Investors are strongly urged to consult their tax advisors regarding FATCA. Investors should also consult their banks or brokers through which they would hold the Notes about the likelihood that payments to such banks or brokers (for credit to an investor) may become subject to FATCA Withholding at some point in the payment chain.

Information Reporting and Backup Withholding

If you are a U.S. holder, payments of principal and interest made by us on, or the proceeds of the sale or other disposition of, the Notes may be subject to information reporting. In addition, if you are a U.S. holder, such payments generally will be subject to U.S. federal backup withholding tax unless you supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. If you are a non-U.S. holder, information reporting may apply with respect to payments on the Notes. In addition, if you are a non-U.S. holder, you may be required to comply with certification procedures to establish that you are not a U.S. person in order to avoid backup withholding tax with respect to our payments on, or the proceeds from the disposition of, Notes. The backup withholding tax rate is currently 28%. Any amounts withheld under the backup withholding rules may be allowable as a refund or a credit against the holder’s U.S. federal income tax liability, provided required information is furnished to the IRS.

UNDERWRITING

RBC Capital Markets, LLC is acting as book-running manager of the offering and as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite such underwriter’s name.

Underwriter	Principal Amount of Notes
RBC Capital Markets, LLC
Compass Point Research & Trading, LLC
Ladenburg Thalmann & Co. Inc.
Maxim Group LLC
MLV & Co. LLC
Sterne, Agee & Leach, Inc.
Wunderlich Securities, Inc.

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement.

Any Notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $     per Note. Any such securities dealers may resell any Notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not to exceed $     per Note. If all the Notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The amount of the underwriting discount (expressed as a percentage of the principal amount of the Notes) to be paid by us to the underwriters in connection with this offering is     %.

We estimate the expenses related to this offering payable by us, not including the underwriting discount, will be approximately $    .

If the underwriters sell more than the total principal amount set forth in the table above, the underwriters have an option to purchase up to an additional $     aggregate principal amount of the Notes at the initial public offering price less the underwriting discount within 30 days from the date of this prospectus supplement solely to cover overallotments. If any Notes are purchased pursuant to this option, the underwriters will severally purchase Notes in approximately the same proportion as set forth in the table above. Any Notes issued or sold under the option will be issued and sold on the same terms and conditions as the other Notes that are the subject of this offering.

The following table shows the total underwriting discounts that we are to pay to the underwriters in connection with this offering. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Note	Without Option	With Option
Public Offering Price	$	$	$
Underwriting Discount	$	$	$
Proceeds to Us (before expenses)	$	$	$

We have agreed that for a period of 30 days after the date of the offering of the Notes, we will not offer, sell, contract to sell or otherwise dispose of any of our debt securities or warrants to purchase or otherwise acquire debt securities of ours that are substantially similar to the Notes, other than (i) the Notes (including any Notes sold to cover overallotments), (ii) commercial paper issued in the ordinary course of our business or (iii) securities or warrants permitted with the prior written consent of the representatives.

The Notes are a new issue of securities and there is no established trading market for the Notes. We intend to apply to list the Notes on the NYSE under the symbol “AIC”. If the application is approved, we expect trading in the Notes on the NYSE to begin within 30 days after the Notes are first issued.

In connection with the offering, the underwriters may purchase and sell Notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of Notes than they are required to purchase in the offering.
•	Covering transactions involve purchases of Notes in the open market after the distribution has been completed in order to cover short positions.
•	Stabilizing transactions involve bids to purchase Notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Notes. Such purchases may also cause the price of the Notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Certain of the underwriters and their respective affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Specifically, certain of the underwriters and their affiliates are also lenders under our repurchase agreements.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. Certain of the underwriters and their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes. Any such short positions could adversely affect future trading prices of the Notes. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

We expect to deliver the Notes against payment on or about March   , 2015, which will be the fifth business day following the date of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers of the Notes who wish to trade Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in the accompanying prospectus as supplemented by this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2014, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Hunton & Williams LLP, and for the underwriters by Gibson, Dunn & Crutcher LLP and, solely with respect to matters of Virginia law, Kaufman & Canoles, P.C.

PROSPECTUS

ARLINGTON ASSET INVESTMENT CORP.

$750,000,000

Class A Common Stock
Preferred Stock
Preferred Stock Purchase Rights
Depositary Shares
Debt Securities
Warrants
Purchase Contracts
Units
Subscription Rights

We may offer and sell, from time to time, in one or more offerings, together or separately, in one or more series or classes, any combination of the securities described in this prospectus. The aggregate initial offering price of the securities that we offer will not exceed $750,000,000. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. This prospectus may not be used to sell any of the securities unless it is accompanied by a prospectus supplement. Before investing, you should carefully read this prospectus and any related prospectus supplement.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “AI.”

Investing in these securities involves substantial risks. See “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein, updated and supplemented by our periodic reports and other information filed by us with the Securities and Exchange Commission and incorporated by reference herein. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 5, 2014.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. This prospectus provides you with a general description of the securities we may issue and sell. Each time we issue and sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely solely on the information in the prospectus supplement. You should read both this prospectus and the prospectus supplement applicable to any offering, together with the additional information described under the heading “Incorporation by Reference of Information Filed With the SEC.”

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you. See “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell our securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and have incorporated by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

CERTAIN DEFINITIONS

References in this prospectus to “we,” “our,” “us” and “our company” refer to Arlington Asset Investment Corp., including, as the context requires, our direct and indirect subsidiaries. In this prospectus, we refer to the Class A common stock, preferred stock, preferred stock purchase rights, depositary shares, debt securities, warrants, purchase contracts, units and subscription rights being offered collectively as “securities.”

RISK FACTORS

Investing in any of our securities involves substantial risks, including the risk that you might lose your entire investment. Any one of the risk factors discussed, or other factors, could cause actual results to differ materially from expectations and could adversely affect our business, financial condition and results of operations. These risks are interrelated, and you should treat them as a whole. The risks described are not the only risks that may affect us. Additional risks and uncertainties not presently known to us or not identified, may also materially and adversely affect our business, financial condition and results of operations. Before making an investment decision, you should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as updated and supplemented by our periodic reports and other information filed by us with the SEC and incorporated by reference herein, in addition to the other information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statements referred to in “Forward-Looking Information.”

FORWARD-LOOKING INFORMATION

This prospectus and the information incorporated by reference into it contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act, including, without limitation, statements containing the words “believes,” “anticipates,” “expects,” “estimates,” “intends,” “plans,” “projects,” “may”, “will” and words of similar import. We have based these forward-looking statements on our current expectations and projections about future events and trends affecting the financial condition of our business, which may prove to be incorrect. These forward-looking statements relate to future events and our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You should specifically consider the factors identified under the caption “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as updated and supplemented by our periodic reports and other information filed by us with the SEC and incorporated by reference herein, in addition to the other information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, as well as any other documents filed by us with the SEC. These factors could cause actual results to differ materially from our forward-looking statements. For a further discussion of these factors, see the section above entitled “Risk Factors.”

Except to the extent required by applicable law, we undertake no obligation to, and do not intend to, update any forward-looking statement or the “Risk Factors” or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments. There are a number of risk factors associated with the conduct of our business, and the risks discussed in the “Risk Factors” section of this prospectus may not be exhaustive. New risks and uncertainties arise from time to time, and we cannot predict these events or how they may affect us. All forward-looking statements should be read with caution.

OUR COMPANY

General

Arlington Asset Investment Corp. is a principal investment firm that currently acquires and holds mortgage-related assets and holds certain other assets. We acquire residential mortgage-backed securities, or MBS, either issued by U.S. government agencies or guaranteed as to principal and interest by U.S. government agencies or U.S. government-sponsored entities, or agency-backed MBS. We also acquire MBS issued by private organizations, or private-label MBS, subject to maintaining our exemption from regulation as an investment company under the Investment Company Act of 1940, or the 1940 Act. In the future, we may acquire and hold other types of assets, including commercial mortgage-backed securities, asset backed securities, other structured securities, commercial mortgage loans, commercial loans, residential mortgage loans, and other real estate-related loans and securities. In addition, we also may pursue other business activities that will utilize our experience in analyzing investment opportunities and applying similar portfolio management skills. We are a Virginia corporation taxed as a C corporation for U.S. federal income tax purposes.

Our Principal Office

Our principal executive offices are located at Potomac Tower, 1001 Nineteenth Street North, Arlington, Virginia, 22209, and our telephone number is (703) 373-0200. Our website is www.arlingtonasset.com. The information on our website is not, and should not be interpreted to be, part of this prospectus.

USE OF PROCEEDS

Except as may be set forth in a particular prospectus supplement, we will use the net proceeds from sales of securities for the acquisition of agency-backed MBS, private-label MBS or other types of assets that we may acquire in the future, or for use in other business activities we may pursue in the future. We also may use the proceeds for other general corporate purposes such as repayment of outstanding indebtedness, pursuit of growth initiatives that may include acquisitions, working capital and for liquidity needs. Pending the application of the net proceeds, we may invest the net proceeds in short-term marketable securities or use the net proceeds to reduce our short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES AND OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends for each of the last five fiscal years. For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as income before income taxes and fixed charges (excluding capitalized interest). Fixed charges include interest (whether capitalized or expensed), amortization of debt issuance costs and any discount or premium relating to any indebtedness (whether capitalized or expensed) and the portion of rent expense determined to represent interest. Because we did not have any preferred stock outstanding and therefore paid no preferred stock dividends during any of the periods presented, the ratio of earnings to combined fixed charges and preferred stock dividends is identical to the ratio of earnings to fixed charges for each of the periods presented.

	Nine Months Ended September 30, 2013	Fiscal Year Ended December 31,
		2012	2011	2010	2009	2008
Ratio of Earnings to Fixed Charges	2.8	7.2	7.6	23.6	39.0	(A)

(A)	Due to the net loss in 2008, the coverage ratio in this year was less than 1:1. We would have had to generate additional earnings of $295,848 to achieve coverage of 1:1 in this year.

DESCRIPTION OF SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of our Class A common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts, units and subscription rights that we may offer from time to time. The preferred stock purchase rights that are attached to and traded with the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part, are described under heading “Important Provisions of Virginia Law and Our Articles of Incorporation, Bylaws and Shareholder Rights Agreement.” As further described in this prospectus, these summary descriptions are not intended to be complete descriptions of each security. The particular terms of any security will be described in the accompanying prospectus supplement and other offering material. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following summary description of our common stock and preferred stock does not purport to be complete and is subject to and qualified in its entirety by reference to the Virginia Stock Corporation Act and our articles of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” and “Important Provisions of Virginia Law and Our Articles of Incorporation, Bylaws and Shareholder Rights Agreement — Shareholder Rights Agreement.”

The particular terms of any series of preferred stock we offer will be described in the related prospectus supplement. You should read that description, together with the more detailed provisions of our articles of incorporation and the certificate of designation relating to the particular series of preferred stock, for provisions that may be important to you. The certificate of designation relating to the particular series of preferred stock will be filed as an exhibit to a document incorporated by reference into the registration statement of which this prospectus forms a part.

General

Under our articles of incorporation, the total number of shares of all classes of stock that we have authority to issue is 575,000,000 of which 450,000,000 are shares of Class A common stock, par value $.01 per share, 100,000,000 are share of Class B common stock, par value $.01 per share, and 25,000,000 are shares of preferred stock, par value $.01 per share of which 100,000 are shares of Series A junior preferred stock. As of January 16, 2014, 16,047,965 shares of Class A common stock were issued and outstanding, 554,055 shares of Class B common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding.

Common Stock

Subject to any preferential or other rights of any outstanding series of preferred stock that may be designated by our Board of Directors, the holders of shares of common stock are entitled to receive such dividends as may be declared from time to time by our Board of Directors from funds available therefor. All decisions regarding the declaration and payment of dividends will be at the discretion of our Board of Directors and will be evaluated on a quarterly basis in light of our financial condition, earnings, growth prospects, funding requirements, applicable law and other factors our Board of Directors deems relevant.

The holders of shares of Class A common stock are entitled to one vote for each share on all matters voted on by shareholders and the holders of shares of Class B common stock are entitled to three votes per share on all matters voted on by shareholders. Each of the holders of Class A common stock and Class B common stock possess all voting power, except as otherwise required by law or provided in any resolution adopted by our Board of Directors with respect to any series of our preferred stock. Our Board of Directors consists of seven Directors. The Directors are elected at each annual meeting of shareholders. Provided a quorum has been properly established in accordance with our bylaws, the holders of a plurality of shares of common stock voting for the election of our Directors can elect all of the Directors, if they choose to do so, subject to any rights of the holders of preferred stock to elect Directors. Except for directors elected by the holders of outstanding shares of preferred stock as a separate voting group, any director may be removed from office with or without cause by the affirmative vote of the holders of at least two-thirds of the voting power of all outstanding shares of the company entitled to vote generally in the election of directors. There are no cumulative voting rights. Shares of our Class B common stock may convert into shares of our Class A common stock at our option in certain circumstances, including (1) upon a sale, transfer gift, assignment, devise or other disposition and (2) at the time the holder of shares of Class B common stock ceases to be employed by us.

Subject to the rights of any outstanding series of preferred stock and except as otherwise required by law or pursuant to the listing standards of the exchange on which our securities are listed, in all matters other than the election of directors, certain amendments of our bylaws or certain provisions of our articles of incorporation, the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy at a meeting of shareholders and entitled to vote on the subject matter is required for approval, provided a quorum is established. For more information regarding the voting rights of our capital stock, see “Important Provisions of Virginia Law and Our Articles of Incorporation, Bylaws and Shareholder Rights Agreement.”

When we issue shares of our common stock, for and in receipt of consideration approved by our Board of Directors, the shares will be fully paid and nonassessable, which means that the full purchase price of the shares will have been paid and holders of the shares will not be assessed any additional monies for the shares. There may be restrictions imposed by applicable securities laws on any transfer of shares of our common stock. Holders of our common stock have no redemption rights, conversion rights or preemptive rights to purchase or subscribe for our securities. There are no redemption provisions or sinking fund provisions applicable to our common stock.

In the event of our liquidation, dissolution or winding up, the holders of Class A common stock and Class B common stock are entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of preferred stock, if any preferred stock is outstanding at such time.

The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate and issue in the future.

Certain Anti-Takeover Provisions of Virginia Law, Articles of Incorporation, Bylaws and Shareholder Rights Agreement

For a description of certain anti-takeover provisions under Virginia law or in our articles of incorporation, bylaws or Shareholder Rights Agreement, which we refer to as our Rights Agreement, see “Important Provisions of Virginia Law and Our Articles of Incorporation, Bylaws and Shareholder Rights Agreement.”

Preferred Stock

Our Board of Directors is authorized without further shareholder approval (except as may be required by applicable law or the regulations promulgated on any exchange on which our securities are listed) to provide for the issuance of shares of preferred stock, in one or more series, and to fix for each such series such voting powers, designations, preferences and relative, participating, optional and other special rights, and such qualifications, limitations, or restrictions, as are stated in the resolution adopted by our Board of Directors providing for the issuance of such series and as are permitted by the Virginia Stock Corporation Act. The terms and rights of any such series may include:

•	the maximum number of shares in the series and the designation of the series, which designation will distinguish the shares from the shares of any other series or class;
•	whether shares of the series will have special, conditional or limited voting rights, or no right to vote, except to the extent required by law;
•	whether the shares of the series are redeemable or convertible (i) at our option, at the option of a shareholder or another person or upon the occurrence of a designated event, (ii) for cash, indebtedness, securities or other property, and (iii) in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events;
•	any right of holder of shares of the series to distributions, calculated in any manner, including the rate or rates of dividends, and whether dividends shall be cumulative, noncumulative or partially cumulative;
•	the amount payable upon the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the company; and
•	any other preferences, limitations or specified rights (including a right that no transaction of a specified nature shall be consummated while any shares of the series remain outstanding, except upon the assent of all or a specified portion of the shares) as permitted by law and not inconsistent with our articles of incorporation.

Should our Board of Directors elect to exercise this authority, the rights and privileges of holders of shares of common stock could become subject to the rights and privileges of any such series of preferred stock. In addition, our Rights Agreement provides for the issuance of shares of participating preferred stock under the circumstances specified in the Rights Agreement, upon exercise or exchange of rights issued thereunder. See “Important Provisions of Virginia Law and Our Articles of Incorporation, Bylaws and Shareholder Rights Agreement — Shareholder Rights Agreement.”

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF DEPOSITARY SHARES

This section describes some of the general terms and provisions applicable to the depositary shares and depositary receipts that we may issue from time to time, other than pricing and related terms. We will describe the specific terms of a series of depositary shares and the deposit agreement in the applicable prospectus supplement. The following description and any description of the depositary shares in the applicable prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable deposit agreement, which we will file with the SEC in connection with an issuance of depositary shares and depositary receipts. You should read the description included in the applicable prospectus supplement, together with the more detailed provisions of the applicable deposit agreement, for provisions that may be important to you.

We may issue depositary shares evidenced by depositary receipts representing interests in shares of a particular series of preferred stock. We will deposit the preferred stock of a series that is the subject of depositary shares with a depositary, which will hold that preferred stock for the benefit of the holders of the depositary shares, in accordance with a deposit agreement between the depositary and us. The holders of depositary shares will be entitled to all the rights and preferences of the preferred stock to which the depositary shares relate, including dividend, voting, conversion, redemption and liquidation rights, to the extent of their interests in that preferred stock.

While the deposit agreement relating to a particular series of preferred stock may have provisions applicable solely to that series of preferred stock, unless otherwise stated in the applicable prospectus supplement, all deposit agreements relating to preferred stock we issue will include the following provisions:

Dividends and Other Distributions

Each time we pay a cash dividend or make any other type of cash distribution with regard to preferred stock of a series, the depositary will distribute to the holder of record of each depositary share relating to that series of preferred stock an amount equal to the dividend or other distribution per depositary share that the depositary receives. If there is a distribution of property other than cash, the depositary either will distribute the property to the holders of depositary shares in proportion to the depositary shares held by each of them, or the depositary will, if we approve, sell the property and distribute the net proceeds to the holders of the depositary shares in proportion to the depositary shares held by them.

Withdrawal of Preferred Stock

A holder of depositary shares will be entitled to receive, upon surrender of depositary receipts representing depositary shares, the number of whole or fractional shares of the applicable series of preferred stock, and any money or other property, to which the depositary shares relate.

Redemption of Depositary Shares

Whenever we redeem shares of preferred stock held by a depositary, the depositary will be required to redeem, on the same redemption date, depositary shares constituting, in total, the number of shares of preferred stock held by the depositary that we redeem, subject to the depositary’s receiving the redemption price of those shares of preferred stock. If fewer than all the depositary shares relating to a series are to be redeemed, the depositary shares to be redeemed will be selected by lot or by another method we determine to be equitable.

Voting

Any time we send a notice of meeting or other materials relating to a meeting to the holders of a series of preferred stock to which depositary shares relate, we will provide the depositary with sufficient copies of those materials so they can be sent to all holders of record of the applicable depositary shares. The depositary will send those materials to the holders of record of the depositary shares on the record date for the meeting. The depositary will solicit voting instructions from holders of depositary shares and will vote or not vote the preferred stock to which the depositary shares relate in accordance with those instructions.

Liquidation Preference

Upon our liquidation, dissolution or winding up, the holder of each depositary share will be entitled to what the holder of the depositary share would have received if the holder had owned the number of shares (or fraction of a share) of preferred stock which is represented by the depositary share.

Conversion

If shares of a series of preferred stock are convertible into common stock or other of our securities or property, holders of depositary shares relating to that series of preferred stock will, if they surrender depositary receipts representing depositary shares and appropriate instructions to convert them, receive the shares of common stock or other securities or property into which the number of shares (or fractions of shares) of preferred stock to which the depositary shares relate could at the time be converted.

Amendment and Termination of a Deposit Agreement

We and the depositary may amend a deposit agreement and the form of depositary receipt, except that an amendment which materially and adversely affects the rights of holders of depositary shares, or would be materially and adversely inconsistent with the rights granted to the holders of the preferred stock to which they relate, must be approved by holders of at least two-thirds of the outstanding depositary shares. No amendment will impair the right of a holder of depositary shares to surrender the depositary receipts evidencing those depositary shares and receive the preferred stock to which they relate, except as required to comply with law. We may terminate a deposit agreement with the consent of holders of a majority of the depositary shares to which it relates. Upon termination of a deposit agreement, the depositary will make the whole or fractional shares of preferred stock to which the depositary shares issued under the deposit agreement relate available to the holders of those depositary shares. A deposit agreement will automatically terminate if:

•	all outstanding depositary shares to which it relates have been redeemed;
•	each share of preferred stock has been converted into or exchanged for common stock; or
•	the depositary has made a final distribution to the holders of the depositary shares issued under the deposit agreement upon our liquidation, dissolution or winding up.

Miscellaneous

There may be provisions: (a) requiring the depositary to forward to holders of record of depositary shares any reports or communications from us which the depositary receives with respect to the preferred stock to which the depositary shares relate; (b) regarding compensation of the depositary; (c) regarding resignation of the depositary; (d) limiting our liability and the liability of the depositary under the deposit agreement (usually to failure to act in good faith, gross negligence or willful misconduct); and (e) indemnifying the depositary against certain possible liabilities.

DESCRIPTION OF DEBT SECURITIES

The following summary of selected provisions of the indentures does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the indenture that will be filed with the SEC in connection with an offering of our debt securities. Moreover, the terms of any series of debt securities offered by us may differ from the general description of terms presented below. Each of the open-ended senior indenture and open-ended subordinated indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and has been qualified or will be qualified as an indenture under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. The particular terms of any debt securities we offer will be described in the applicable prospectus supplement, along with any applicable modifications of or additions to the general terms of the debt securities described below and in the indentures. You should read that description and the description set forth below, together with the more detailed provisions of the applicable indenture, including the defined terms, which we will file with the SEC in connection with the offering, for provisions that may be important to you. You should also consider applicable provisions of the Trust Indenture Act.

We may from time to time issue and sell debt securities. These debt securities are described below and will be senior debt securities or subordinated debt securities and any senior or subordinated debt securities that may be part of a unit, all of which are called debt securities. The senior debt securities and subordinated debt securities will be issued under one or more separate indentures between us and the indenture trustee named in the applicable prospectus supplement. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture, and in some cases pursuant to a supplemental indenture thereto. Together, the senior indenture and the subordinated indenture are called the indentures, and the senior indenture trustee and the subordinated indenture trustee are called the indenture trustees.

General

The debt securities will be our direct obligations. Unless we indicate otherwise in the applicable prospectus supplement, the indentures do not significantly limit our operations. Unless we indicate otherwise in the applicable prospectus supplement, in particular, the debt securities do not:

•	limit the amount of debt securities that we can issue under the indentures;
•	limit the number of series of debt securities that we can issue from time to time;

•	restrict us from reopening a previous issue of debt securities to issue additional debt securities of that series;
•	limit or otherwise restrict the total amount of debt that we or our subsidiaries may incur or the amount of other securities that we may issue;
•	require us or an acquiror to repurchase debt securities in the event of a “change in control”; or
•	contain any covenant or other provision that is specifically intended to afford any holder of the debt securities any protection in the event of highly leveraged transactions or similar transactions involving us or our subsidiaries.

The senior debt securities will rank senior to our subordinated debt securities.

Terms

Any series of debt securities offered by us will include specific terms, including some or all of the following:

•	the title, series, form and type of the offered debt securities;
•	the aggregate principal amount of the offered debt securities and any limit upon the aggregate principal amount of the debt securities of such title or series;
•	the date or dates (including the maturity date) or method, if any, for determining such dates, on which the principal of the offered debt securities will be payable (and any provisions relating to extending or shortening the date on which the principal of the offered debt securities is payable);
•	the interest rate, or method, if any, for determining the interest rate, the date or dates from which interest will accrue, or method, if any, for determining such dates, the interest payment dates, if any, on which interest will be payable, and whether and under what circumstances additional amounts on the offered debt securities will be payable; the manner in which payments with respect to the offered debt securities will be made; and the place or places where principal or, premium, if any, interest and additional amount, if any, will be payable;
•	whether the offered debt securities are redeemable at our option, and if so, the periods, prices, and other terms regarding such optional redemption;
•	whether we are obligated to redeem or repurchase the offered debt securities pursuant to any sinking fund or at the option of any holder thereof, and if so, the periods, prices and other terms regarding such repurchase or redemption;
•	the currency for payment of principal, premium, interest and any additional amount with respect to the offered debt securities, whether the principal, premium, if any, interest or additional amounts, if any, with respect to the offered debt securities are to be payable, at our election or any holder’s election, in a currency other than that in which the offered debt securities are denominated, the period in which that election may be made and the time and manner of determining the applicable exchange rate;
•	whether the amount of payments of principal of, premium, if any, interest on, or additional amounts, if any, with respect to the offered debt securities may be determined by reference to an index, formula or other method, and if so, the terms and conditions and the manner in which such amounts will be determined and paid or payable;
•	whether the offered debt securities will be convertible into or exchangeable for our common stock or other securities, and if so, the initial conversion or exchange price and the periods and terms of the conversion or exchange; and
•	any other terms not inconsistent with the provisions of the indentures filed as exhibits to the accompanying prospectus supplements.

Form of the Debt Securities

The indentures provide that we may issue senior and subordinated debt securities in registered form, in bearer form or in both registered and bearer form. Unless we indicate otherwise in the applicable prospectus supplement, each series of senior and subordinated debt securities will be issued in registered form, without coupons. Holders of “registered form” securities are listed on the applicable indenture trustee’s register for the applicable debt securities.

Unless we indicate otherwise in the applicable prospectus supplement, we will issue senior and subordinated debt securities in denominations of $1,000 or any integral multiple of $1,000, and we will issue senior and subordinated debt securities in bearer form in denominations of $5,000 or any integral multiple of $5,000. There will be no service charge for any registration of transfer, exchange, redemption or conversion of senior or subordinated debt securities, but we or the applicable indenture trustee may require the holder to pay any tax or other governmental charge that may be imposed in connection with any registration of a transfer or exchange of the senior or subordinated debt securities, other than certain exchanges not involving any transfer.

If we issue the debt securities in bearer form, the debt securities will have interest coupons attached. “Bearer form” securities are payable to whomever physically holds them from time to time. Debt securities in bearer form will not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person other than through offices of certain United States financial institutions located outside the United States. Purchasers of debt securities in bearer form will be subject to certification procedures and may be affected by United States tax law limitations.

Registration, Transfer, Payment and Paying Agent

Unless we indicate otherwise in the applicable prospectus supplement, payments on the debt securities will be made at our office or agency maintained for that purpose. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the indenture trustee in the City of New York will be designated as our sole paying agent for payments with respect to the debt securities of each series. Any transfer of the debt securities will be registrable at the same place. In addition, we may choose to pay interest by check mailed to the address in the security register of the person in whose name the debt security is registered at the close of business on the applicable record date. Unless we indicate otherwise in the applicable prospectus supplement, any interest and any additional amounts with respect to any debt securities which is payable, but not punctually paid or duly provided for, may be paid to the holders as of a special record date fixed by the applicable indenture trustee or in any other lawful manner.

Unless we indicate otherwise in the applicable prospectus supplement, payments of principal, premium, if any, and interest on debt securities in bearer form will be made at the office outside the United States specified in the applicable prospectus supplement and as we may designate from time to time. Payment can also be made by check or by transfer to an account maintained by the payee with a bank located outside the United States. Unless we indicate otherwise in the applicable prospectus supplement, payment on debt securities in bearer form will be made only if the holder surrenders the coupon relating to the interest payment date. We will not make any payments on any debt security in bearer form at any office or agency in the United States, by check mailed to any address in the United States or by transfer to any account maintained with a bank located in the United States.

Global Debt Securities

Unless we indicate otherwise in the applicable prospectus supplement for a series of debt securities, each series of debt securities will be issued in global form, which means that we will deposit with the depositary identified in the applicable prospectus supplement (or its custodian) one or more certificates representing the entire series, as described below under “Book-Entry Procedures and Settlement.” Global debt securities may be issued in either temporary or permanent form.

The applicable prospectus supplement will describe any limitations and restrictions relating to a series of global senior or subordinated debt securities.

Covenants

The following covenants will apply to us with respect to the debt securities of each series unless otherwise specified in the applicable prospectus supplement:

•	Except as described in this prospectus under “Description of Debt Securities — Consolidation, Merger and Sale of Assets,” we must do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises. However, we are not required to preserve any right or franchise if we determine that its preservation is no longer desirable in the conduct of our business and that its loss is not disadvantageous in any material respect to the holders of the debt securities.
•	We are required to pay or discharge or cause to be paid or discharged (a) all taxes, assessments and governmental charges levied or imposed upon us or any subsidiary or upon our income, profits or property or the income, profits or property of any subsidiary and (b) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any subsidiary. We must pay these taxes and other claims before they become delinquent. However, we are not required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Additional covenants described in the applicable prospectus supplement may apply to us with respect to a particular series of debt securities.

Subordination of Subordinated Debt Securities

Contractual provisions in the subordinated debt indenture may prohibit us from making payments on the subordinated debt securities, which are subordinate and junior in right of payment to the extent and in the manner stated in the subordinated debt indenture, to all of our senior debt, as defined in the subordinated debt indenture, as it may be supplemented from time to time, including all debt securities we have issued and will issue under the senior debt indenture.

The subordinated debt indenture defines “senior debt” as the principal of and premium, if any, and interest on all indebtedness of us, other than the subordinated debt securities, whether outstanding on the date of the indenture or thereafter created, incurred or assumed, which is (a) for money borrowed, (b) evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind or (c) obligations of us as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles or leases of property or assets made as part of any sale and lease-back transaction to which we are a party. For the purpose of this definition, “interest” includes interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us to the extent that the claim for post-petition interest is allowed in the proceeding. Also for the purpose of this definition, “indebtedness of us” includes indebtedness of others guaranteed by us and amendments, renewals, extensions, modifications and refundings of any indebtedness or obligation of the kinds described in the first sentence of this paragraph, but does not include any indebtedness or obligation if the instrument creating or evidencing the indebtedness or obligation, or under which the indebtedness or obligation is outstanding, provides that the indebtedness or obligation is not superior in right of payment to the subordinated debt securities.

Unless we indicate otherwise in the applicable prospectus supplement, the subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior debt has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceeding involving us or our assets;
•	in the event of any liquidation, dissolution or other winding up of us, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy;

•	in the event of any assignment for the benefit of creditors or any other marshalling of assets and liabilities of us;
•	if any subordinated debt securities of ours have been declared due and payable before their stated maturity; or
•	(a) in the event and during the continuation of any default in the payment of principal, premium or interest on any senior debt beyond any applicable grace period or if any event of default with respect to any senior debt of ours has occurred and is continuing, permitting the holders of that senior debt of ours or an indenture trustee to accelerate the maturity of that senior debt, unless the event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded, or (b) if any judicial proceeding is pending with respect to a payment default or an event of default described in (a).

If the indenture trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that they know is prohibited under the subordination provisions, then the applicable indenture trustee or the holders will have to repay that money to the holders of the senior debt.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the indenture trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.

Consolidation, Merger and Sale of Assets

Each indenture generally permits a consolidation or merger between us and another corporation and the conveyance, transfer or lease by us of all or substantially all of our property or assets, in each case without the consent of the holders of any outstanding debt securities. However, unless we indicate otherwise in the applicable prospectus supplement, each indenture requires that:

•	the successor or purchaser is a corporation organized under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes our obligations on the debt securities under the applicable indenture;
•	immediately after giving effect to the transaction, no event which, after notice or lapse of time, would become an event of default, will have occurred and be continuing pursuant to the applicable indenture; and
•	either we or the successor person has delivered to the applicable indenture trustee an officer’s certificate and an opinion of counsel stating the consolidation, merger, transfer or lease, as applicable, complied with these provisions and all conditions precedent of the applicable indenture.

The successor shall be substituted for us as if it had been an original party to the indentures and the debt securities. Thereafter, the successor may exercise our rights and powers under the indentures and the debt securities and, except in the case of a lease, we will be released from all of our obligations and covenants under those documents.

Exchange of Debt Securities

Registered debt securities may be exchanged for an equal aggregate principal amount of registered debt securities of the same series containing identical terms and provisions in authorized denominations requested by the holders upon surrender of the registered debt securities at an office or agency that we maintain for that purpose and upon fulfillment of all other requirements set forth in the indentures.

Conversion and Exchangeability

The holders of debt securities that are convertible into or exchangeable for our common stock or other securities will be entitled to convert or exchange the debt securities under some circumstances. The terms of any conversion or exchange right will be described in the applicable prospectus supplement. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of our common stock or other securities to be received by the holders of the debt securities would be subject to adjustment.

Events of Default

Unless we indicate otherwise in the applicable prospectus supplement for any series of debt securities, events of default with respect to any series of debt securities are:

•	failure to pay the interest or any additional amounts payable on any debt security of such series when due and continuance of that default for 30 days;
•	failure to pay the principal of or any premium on any debt security of such series when due and payable;
•	failure to deposit any sinking fund payment when and as due by the terms of any debt security of such series;
•	failure to perform or the breach of any covenant or warranty in the applicable indenture or the debt securities (other than a covenant or warranty included solely for the benefit of a series of debt securities other than such series) that continues for 60 days after we are given written notice by the applicable indenture trustee or we and the applicable indenture trustee are given written notice by the holders of at least 25% of the outstanding debt securities of such series; or
•	certain events involving our bankruptcy, insolvency or reorganization.

If an event of default with respect to debt securities of any series occurs and is continuing, the applicable indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice in writing to us, and to the applicable indenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, on that series to be due and payable immediately. The indenture trustee may withhold notice to the holders of debt securities of any default or event of default, except a default or event of default relating to the payment of principal or interest, if it determines that withholding such notice is in the holders’ interest.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to such series and its consequences, except a continuing default or events of default in the payment of principal, premium, if any, or interest on the debt securities of such series.

Any such waiver shall cure such default or event of default.

Unless we indicate otherwise in the applicable prospectus supplement, subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the applicable indenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the applicable indenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable indenture trustee, or exercising any trust or power conferred on the applicable indenture trustee, with respect to the debt securities of that series, subject to certain limitations specified in the applicable indenture.

Unless we indicate otherwise in the applicable prospectus supplement, a holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	The holder has given written notice to the applicable indenture trustee of a continuing event of default with respect to that series;
•	The holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the applicable indenture trustee to institute such proceedings as trustee; and

•	the applicable indenture trustee does not institute such proceeding, and does not receive from the holders of a majority in the aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after such notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the applicable indenture trustee regarding our compliance with certain of the covenants in the indentures.

Waivers of Certain Covenants and Past Defaults

Unless we indicate otherwise in the applicable prospectus supplement, the holders of at least 25% of the aggregate principal amount of the outstanding senior and subordinated debt securities of each series may, on behalf of all holders of that series, waive our compliance with certain restrictive provisions of the applicable indenture. They also may waive any past default with respect to that series under the applicable indenture, except (a) a default in the payment of principal, premium or interest or any additional amounts or (b) a default in the performance of certain covenants which cannot be modified without the consent of all of the holders of the applicable series.

Amendments to the Indentures

Supplemental Indentures with Consent of Holders

Unless we indicate otherwise in the applicable prospectus supplement, we and the applicable trustee may modify or amend an indenture, with the consent of the holders of at least 25% in principal amount of each series of the senior or subordinated debt securities affected by the modification or amendment. However, unless we indicate otherwise in the applicable prospectus supplement, no modification or amendment may, without the consent of each holder affected by the modification or amendment:

•	change the due date of the principal of, or any premium or installment of interest on, or any additional amounts with respect to any debt security;
•	reduce the principal amount of, or the rate of interest on, or any additional amounts or premium, if any, payable with respect to any debt security, or, except as otherwise permitted, change an obligation to pay additional amounts with respect to any debt security, or adversely affect the right of repayment at the option of any holder, if any;
•	change the place of payment, the currency in which the principal of, premium, if any, or interest on, or any additional amounts with respect to any debt security is payable or impair the right to institute suit for the enforcement of any such payment on or after the due date thereof (or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of the holder, on or after the date for repayment);
•	reduce the percentage in principal amount of outstanding debt securities of any series the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the applicable indenture or certain defaults thereunder and their consequences) under the applicable indenture or reduce requirements for quorum or voting;
•	modify any of the provisions in the applicable indenture provisions described above under “Waivers of Certain Covenants and Past Defaults” and in this section “Amendments to the Indentures — Supplemental Indentures with Consent of Holders,” except to increase any percentage in principal amount of outstanding debt securities of any series the consent of whose holders is required for a supplemental indenture or waiver, or to provide that certain other provisions of the applicable indenture cannot be modified or waived without the consent of the holders of each outstanding debt security affected thereby;
•	adversely affect the right of any holder to convert any convertible debt securities; or
•	in the case of the subordinated indenture, modify the subordination provisions in a manner adverse to the holders of the subordinated debt securities.

Supplemental Indentures without Consent of Holders

Except as otherwise provided in the applicable prospectus supplement, we and the applicable indenture trustee may modify and amend an indenture without the consent of any holder for any of the following purposes:

•	to evidence the succession of another person to us, and the assumption by the successor of our covenants in the applicable indenture and in the debt securities;
•	to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the applicable indenture;
•	to add or change any provisions of the applicable indenture to provide that bearer debt securities may be registrable as to principal, to change or eliminate restrictions on payments with respect to debt securities, to permit registered securities to be exchanged for bearer securities, to permit bearer securities to be exchanged for bearer securities of other authorized denominations or to permit or facilitate the issuance of securities in uncertificated form, provided any such action does not adversely affect the interests of the holders of any debt securities or related coupons in any material respect;
•	to establish the form or terms of debt securities of any series and any related coupons;
•	to evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any provisions of the applicable indenture as necessary to provide for or facilitate the administration of the trusts under the applicable indenture by more than one trustee;
•	to cure any ambiguity or to correct or supplement any provision in the applicable indenture that may be defective or inconsistent with any other provision of the applicable indenture, or to make any other provisions with respect to matters or questions arising under the applicable indenture which do not adversely affect the interests of the holders of any debt securities or related coupons in any material respect;
•	to modify the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities;
•	to add additional events of default with respect to all or any series of debt securities;
•	to supplement any of the provisions of the applicable indenture to the extent necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided the action does not adversely affect the interests of the holders of any debt securities of that series or related coupons or any other debt securities or related coupons in any material respect;
•	to secure the debt securities;
•	to amend or supplement any provision of the applicable indenture or any supplemental indenture, provided that the amendment or supplement does not materially adversely affect the interests of the holders of outstanding debt securities; and
•	to make certain provisions with respect to conversion rights.

Legal Defeasance and Covenant Defeasance

If the applicable prospectus supplement provides for defeasance, subject to the terms described therein, we may at any time elect to defease and will be deemed to have paid and discharged our obligations on the applicable debt securities if:

•	no event of default has occurred and is continuing, or would occur upon the giving of notice or lapse of time, at the time of the satisfaction and discharge;
•	either (a) we have irrevocably deposited with the applicable indenture trustee sufficient cash or government securities to pay when due all the principal of, premium, if any, interest on and additional amounts, if any, with respect to the applicable debt securities, through the stated maturity or redemption date of the applicable debt securities (or, in the case of debt securities which have become due and payable, through the date of such deposit), or (b) we have properly fulfilled such other means of satisfaction and discharge as is provided in or pursuant to the applicable indenture for the applicable debt securities;
•	we have paid all other sums payable under the applicable indenture with respect to the applicable debt securities and any related coupons;
•	we have delivered to the applicable indenture trustee a certificate of our independent public accountants certifying as to the sufficiency of the amounts deposited by us, and an officers’ certificate and opinion of counsel as required by the applicable indenture; and
•	we have delivered to the applicable indenture trustee an opinion of counsel to the effect that the holders will have no material and adverse federal income tax consequences as a result of the deposit or termination, and if the applicable debt securities are listed on the New York Stock Exchange an opinion of counsel that the applicable debt securities will not be delisted.

In the case of a defeasance, the holders of the applicable debt securities of the series will not be entitled to the benefits of the applicable indenture, except for the registration of transfer or exchange and the replacement of stolen, lost or mutilated applicable debt securities and the requirements regarding the maintenance of an office or agency where the applicable debt securities can be surrendered for payment or registration of transfer or exchange and the right of the holders of the applicable debt securities to receive from the deposited funds payment of the principal of, premium, if any, interest, and additional amounts, if any, with respect to the applicable debt securities when due.

Determining the Outstanding Debt Securities

Unless otherwise provided in or pursuant to the applicable indenture, we will consider the following factors in determining whether the holders of the requisite principal amount of outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under the applicable indenture or are present at a meeting of holders of debt securities for quorum purposes:

•	in the case of any debt security that by its terms provides for declaration of a principal amount less than the principal face amount of the debt security to be due and payable upon acceleration, the principal amount that will be deemed outstanding will be the principal amount that would be declared to be due and payable upon a declaration of acceleration thereof at the time of such determination;
•	in the case of any indexed security, the principal amount that will be deemed outstanding will be the principal face amount of the indexed security at original issuance;
•	in the case of any debt security denominated in one or more foreign currency units, the principal amount that will be deemed outstanding will be the U.S. dollar equivalent based on the applicable exchange rate or rates at the time of sale; and
•	any debt securities owned by us or any other obligor upon the debt securities or any of our or such other obligor’s affiliates, will be disregarded and deemed not outstanding.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Indenture Trustees

In the normal course of business, we and our subsidiaries may conduct banking transactions with the indenture trustees, and the indenture trustees may conduct banking transactions with us and our subsidiaries.

DESCRIPTION OF WARRANTS

The following is a general description of the terms of the warrants we may issue from time to time. We will describe the specific terms of each series of warrants we issue in the applicable prospectus supplement. The following description and any description of the warrant and related warrant agreement in the applicable prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable warrant agreement. A form of the warrant agreement reflecting the particular terms and provisions of a series of offered warrants will be filed with the SEC in connection with the offering and incorporated by reference in the registration statement and this prospectus.

We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Each issue of warrants will be the subject of a warrant agreement which will contain the terms of the warrants. Each prospectus supplement with respect to a series of warrants will describe the terms of the warrants offered pursuant to it, including one or more of the following:

•	the securities which may be purchased by exercising the warrants;
•	the exercise price of the warrants (which may be wholly or partly payable in cash or wholly or partly payable with other types of consideration);
•	the period during which the warrants may be exercised;
•	U.S. federal income tax considerations relevant to the warrants; and
•	any other material terms of the warrants.

DESCRIPTION OF PURCHASE CONTRACTS

This section describes some of the general terms and provisions applicable to all purchase contracts. We will describe the specific terms of a series of purchase contracts in the applicable prospectus supplement. The following description and any description of the purchase contracts in the applicable prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable purchase contract. A form of the purchase contract reflecting the particular terms and provisions of a series of offered purchase contracts will be filed with the SEC in connection with the offering and incorporated by reference in the registration statement and this prospectus.

We may issue purchase contracts, including purchase contracts obligating holders to purchase from or sell to us, and us to sell to or purchase from holders, at a future date a number of:

•	our debt securities, preferred stock or common stock;
•	securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the above;
•	currencies; or
•	commodities.

The price of our debt securities, price per share of our common stock or our preferred stock or the price of securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the above, currencies or commodities, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in such purchase contracts. The purchase contracts may be issued separately or as part of units, including units consisting of a combination of a purchase contract obligating the holder to purchase shares of common stock or preferred stock and debt securities or debt obligations of third parties, which may secure the holders’ obligations to purchase the common stock or preferred stock under the purchase contracts.

The applicable prospectus supplement will describe the terms of the purchase contracts offered pursuant to it, including one or more of the following:

•	whether the purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our debt securities, common stock or preferred stock or securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the above, currencies or commodities, as applicable, and the nature and amount of each of those securities or method of determining those amounts;
•	the amounts payable under the purchase contract or the formula by which such amount will be determined;
•	whether the purchase contracts are to be prepaid or not and whether the purchase contracts will be issued in fully registered or global form;
•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock, our preferred stock, such securities of an entity not affiliated with us, a basket of such securities, an index or indices of such securities or any combination of the above, such currencies or such commodities;
•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts; and
•	U.S. federal income tax considerations relevant to the purchase contracts.

DESCRIPTION OF UNITS

This section describes some of the general terms and provisions applicable to units we may issue from time to time. We will describe the specific terms of a series of units and the applicable unit agreement in the applicable prospectus supplement. The following description and any description of the units in the applicable prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable unit agreement. A form of the unit agreement reflecting the particular terms and provisions of a series of offered units will be filed with the SEC in connection with the offering and incorporated by reference in the registration statement and this prospectus.

We may issue units from time to time in such amounts and in as many distinct series as we determine. We will issue each series of units under a unit agreement to be entered into between us and a unit agent to be designated in the applicable prospectus supplement. When we refer to a series of units, we mean all units issued as part of the same series under the applicable unit agreement.

We may issue units consisting of any combination of two or more securities described in this prospectus or debt or equity securities of third parties, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement will describe the terms of the units offered pursuant to it, including one or more of the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	the aggregate number of, and the price at which we will issue, the units;
•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;
•	whether the units will be issued in fully registered or global form;

•	the name of the unit agent;
•	a description of the terms of any unit agreement to be entered into between us and a bank or trust company, as unit agent, governing the units;
•	if applicable, a discussion of the U.S. federal income tax consequences; and
•	whether the units will be listed on any securities exchange.

DESCRIPTION OF SUBSCRIPTION RIGHTS

This section describes some of the general terms and provisions of the subscription rights we may issue from time to time. We will describe the specific terms of the subscription rights in the applicable prospectus supplement. The following description and any description of the subscription rights in the applicable prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provision of the applicable subscription rights. A form of the subscription rights reflecting the particular terms and provision of a series of subscription rights will be filed with the SEC in connection with the offering and incorporated by reference in the registration statement and this prospectus.

Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our shareholders, subject to compliance with applicable law, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such subscription rights offering. Each series of subscription rights will be issued under a separate subscription rights agent agreement to be entered into between us and a bank or trust company, as subscription rights agent, that we will name in the applicable prospectus supplement. Unless we indicate otherwise in the applicable prospectus supplement, the subscription rights agent will act solely as our agent in connection with the certificates relating to the subscription rights and will not assume any obligation or relationship of agency or trust for or with any holders of subscription rights certificates or beneficial owners of subscription rights. The prospectus supplement relating to any subscription rights we offer will include specific terms relating to the offering, including one or more of the following:

•	the securities for which the subscription rights are exercisable;
•	the exercise price for such subscription rights;
•	the number of such subscription rights issued to each shareholder;
•	the number of shares of Class A common stock or amount of any other securities purchasable upon exercise of such subscription rights;
•	the extent, if any, to which such subscription rights are transferable;
•	a discussion of the material U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights;
•	the date on which the right to exercise such subscription rights shall commence, and the date on which such rights shall expire (subject to any extension);
•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities;
•	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering; and
•	any other terms of such subscription rights, including terms, procedures and limitations relating to the exercise of such subscription rights.

Each subscription right will entitle the holder of the subscription right to purchase for cash the number of shares of our Class A common stock or other securities at an exercise price set forth in, or determinable as set forth in, the applicable prospectus supplement. Subscription rights may be exercised at any time up to the close of business on the expiration date (subject to any extension) for the subscription rights provided in the applicable prospectus supplement. After the close of business on the expiration date (subject to any extension), all unexercised subscription rights will become void and of no further force or effect.

Holders may exercise subscription rights as described in the applicable prospectus supplement. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue the shares of Class A common stock or other security purchasable upon exercise of the subscription rights. Subject to compliance with applicable law, if less than all of the subscription rights issued in any subscription rights offering are exercised, we may offer any unsubscribed securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

IMPORTANT PROVISIONS OF VIRGINIA LAW AND OUR ARTICLES OF
INCORPORATION, BYLAWS AND SHAREHOLDER RIGHTS AGREEMENT

The following description of certain provisions of Virginia law and our articles of incorporation, bylaws and the Rights Agreement is only a summary. For a complete description, we refer you to Virginia law, our articles of incorporation, bylaws and the Rights Agreement. We have filed our articles of incorporation, bylaws and the Rights Agreement as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our articles of incorporation, bylaws, the Rights Agreement and the Virginia Stock Corporation Act contain certain provisions that could delay or impede transactions involving an actual or potential change of control of our company, limit the ability of shareholders to remove directors or management or approve a transaction they deem to be in their best interest or adversely affect the price of our securities.

Number of Directors; Removal; Filling Vacancies

Our articles of incorporation and bylaws provide that there shall be seven Directors. By amendment of our bylaws, the Board of Directors or the shareholders may increase or decrease the number of Directors in accordance with applicable law. A decrease in the number of Directors shall not shorten the term of any incumbent Director. Directors hold office until their death, resignation or removal or until their successor is elected.

Our bylaws provide that vacancies on the Board of Directors, including a vacancy resulting from death, resignation, disqualification or removal or an increase in the number of Directors, shall be filled by the Board of Directors, the shareholders or the affirmative vote of a majority of the remaining Directors where less than a quorum of the Board of Directors remains. Where a resignation will become effective at a specified later date, it may be filled before the vacancy occurs, but the new Director may not take office until the vacancy occurs. A Director elected by the Board of Directors to fill a vacancy shall be elected to hold office until the next annual meeting of shareholders or until his or her successor is elected.

Shareholder Action

Our articles of incorporation and bylaws provide that special meetings of the shareholders may only be called by the Board of Directors or by the Chairman, Chief Executive Officer, or President pursuant to a notice of meeting stating the purpose or purposes thereof approved by a majority of the Directors, the chairman, vice-chairman, chief executive officer or the president of the company. Only the business falling within the purpose or purposes described in the notice shall be conducted at a special meeting.

Advance Notice for Shareholder Proposals or Nominations at Meetings

Our bylaws establish advance notice procedures for shareholder proposals regarding business or nominations to be brought before any annual or special meeting of shareholders. Except for the election of Directors by the unanimous written consent of shareholders or the filling of vacancies on the Board of Directors by the Board Directors, only persons nominated in accordance with the notice procedures set forth in our bylaws shall be eligible to serve as a Director. Similarly, other business shall not be conducted at a meeting of shareholders unless it is brought before the meeting in accordance with the procedures set forth in our bylaws. Except as otherwise dictated by law, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was properly made or proposed, as the case may be. If any nomination or business is defectively made or proposed, it shall be disregarded.

Annual Meetings

Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the shareholders may be made at the annual meeting of shareholders in the following ways. Such nominations or proposals may be made pursuant to a notice of the meeting, by or at the direction of the Board of Directors or by a shareholder of our company who is a shareholder of record of a class of shares entitled to vote on the business such shareholder is proposing, both on the record date for the annual meeting and at the giving of the shareholder’s notice, and who complies with the notice procedures provided for in our bylaws.

To properly bring nominations or other business before an annual meeting of the shareholders, a shareholder must give timely, written notice thereof in proper form and timely updates and supplements thereof as of the record date for the shareholder meeting and as of the date that is ten business days prior to the meeting, and the proposed business must be proper for shareholder consideration. To be timely, the notice must be delivered to the secretary of our company at our company’s principal executive officers not later than the close of business on the 90th day nor earlier that the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. However, if the annual meeting is more than 30 days before or more than 60 days after such anniversary, the shareholder’s notice must be delivered to the secretary of our company at our company’s principal executive offices not earlier that the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the tenth day following the date on which we first make public announcement of the date of our annual meeting.

The shareholder’s notice must contain certain information. As to each person the shareholder proposes to nominate for election or re-election to the Board of Directors, the notice must contain all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-8 thereunder and a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant. With respect to each person whom the shareholder proposes to nominate for election or reelection to the Board of Directors, a shareholder’s notice must also include a completed and signed questionnaire, representation and agreement required by the bylaws. In addition to the information explicitly required in the bylaws, a shareholder proposing a director nominee may be required to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as director.

As to any other business that the shareholder proposes to bring before the meeting, the notice must contain a brief description of the proposed business and any material interest in such business of the shareholder and the beneficial owner, if any, on whose behalf the proposal is made. The shareholder notice must also provide the name and address of the shareholder and the beneficial owner, if any, on whose behalf the proposal is made as they appear on the books of the corporation as well as the class and number of shares that are owned beneficially and of record by such shareholder and such beneficial owner, as the case may be any information concerning derivative ownership and hedging transactions, and any affiliates, associates or others acting in concert with such shareholder.

If the number of Directors to be elected to the Board of Directors is increased and there is no public announcement by us naming all of the nominees for Director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice will be considered timely, but only with respect to nominees for any new positions created by the increase, if it is delivered to the secretary of the company at our principal executive offices not later than the close of business on the tenth day following the date on which we first make such public announcement.

Special Meetings

Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which Directors are to be elected pursuant to the notice of meeting in two ways. Such nominations may be made by or at the direction of the Board of Directors. Additionally, a nomination may be made by any shareholder who was a shareholder of record at the time notice of the meeting was given, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in our bylaws. Any shareholder so qualified may nominate a person or persons for election to the position or positions specified in the notice of meeting if the shareholder provides timely, written notice thereof to the secretary of the company at our principal executive offices. To be timely, such notice must be provided not earlier that the close of business on the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the special meeting or the tenth day following the day on which public announcement of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is first made.

Amendment of the Bylaws

Our bylaws may be amended or repealed, and new bylaws may be made, at any regular or special meeting of the Board of Directors or the shareholders. Bylaws made by the Board of Directors may be repealed or changed and new bylaws may be made by the shareholders, and the shareholders may prescribe that any bylaw made by them shall not be altered, amended, repealed or reinstated by the Board of Directors. The affirmative vote of at least 80% of the voting power of the outstanding shares of our capital stock entitled to vote is required for the shareholders to adopt, alter or repeal any bylaw that requires or would require the company to hold, or sets forth procedures for the holding of, a special meeting of shareholders or that governs or would govern the nomination of persons for election to the Board of Directors or the proposal of business to be considered at an annual or special meeting of shareholders.

Amendment of the Articles of Incorporation

For every voting group entitled to vote on a proposed amendment to our articles of incorporation, the vote required for approval shall be either the vote specifically required by our articles of incorporation or, if no voting requirement is specified, a majority of the votes entitled to be cast.

Except for amendments to our articles of incorporation adopted by the Board of Directors that establish any series of preferred stock, the affirmative vote of at least 80% of the voting power of the outstanding shares of the company is required to amend our articles of incorporation to include two types of provisions. The provisions that require such a vote are those that would require the company to hold, or set forth procedures for the holding of, a special meeting of shareholders or that would govern the nomination of persons for election to the Board of Directors of the proposal of business to be considered at an annual or special meeting of shareholders. The affirmative vote of at least 80% of the voting power of the outstanding shares of the company is also required to alter, amend or adopt any provision inconsistent with or repealing the Article VIII of our articles of incorporation, which addresses certain voting matters including the amendment of our bylaws and articles of incorporation.

Common Stock

Our articles of incorporation grant us the authority to issue 450,000,000 shares of Class A common stock and 100,000,000 shares of Class B common stock. Our articles of incorporation contain certain provisions that give holders of our Class B common stock greater voting rights than those of holders of our Class A common stock. Except where otherwise provided by law, shares of Class A common stock are entitled to one vote on all matters on which the shareholders are entitled to vote, and shares of Class B common stock are entitled to three votes on all such matters. The holders of Class A and Class B common stock vote together as a single voting group. Therefore, holders of our Class B common stock may exert significant influence on the outcome of all corporate actions requiring shareholder approval.

To the exclusion of the holders of any other class of shares, the holders of the outstanding shares of common stock have the sole power to vote for the election of Directors and for all other purposes without limitation, except as required by law.

Preferred Stock

Our articles of incorporation grant us the authority to issue 25,000,000 shares of preferred stock and authorize the Board of Directors, by the adoption of amendments to our articles of incorporation, to issue preferred stock in one or more series and to provide for the designation, preferences, limitations and relative rights of the shares of each series.

The availability of the preferred stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. Having the authorized shares available for issuance allows us to issue shares of preferred stock without the expense and delay of a special meeting of the shareholders. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by our shareholders, unless that action is required by applicable law or the rules of any stock exchange on which our securities are listed. Our Board of Directors has the power, subject to applicable law, to issue a series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer, or other takeover attempt. For example, in connection with the Board of Director’s adoption of our Rights Agreement, our Board of Directors designated Series A junior preferred stock, par value $0.01 per share. See “Shareholder Rights Agreement.”

Virginia Law

The Virginia Stock Corporation Act contains provisions that may have the effect of impeding the acquisition of control of a Virginia corporation by means of a tender offer, proxy contest, open market purchases or otherwise in a transaction not approved by the company’s Board of Directors. These provisions are designed to reduce the corporation’s vulnerability to coercive takeover practices and inadequate takeover bids.

Affiliated Transactions Statute

We are subject to the “affiliated transactions” provisions of the Virginia Stock Corporation Act, which restrict certain transactions between us and any person, or an Interested Shareholder, who beneficially owns more than 10% of any class of our voting securities, or Affiliated Transactions. These restrictions do not apply to an Affiliated Transaction with an Interested Shareholder who has continuously been an Interested Shareholder since the date we first had 300 shareholders of record or whose acquisition of shares making him an Interested Shareholder was previously approved by a majority of our disinterested directors. “Disinterested Director” means, with respect to a particular Interested Shareholder, a member of our Board of Directors who was a member on the date on which an Interested Shareholder became an Interested Shareholder or recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the Board of Directors.

Affiliated Transactions include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of our company proposed by or on behalf of an Interested Shareholder, or any reclassification, including reverse stock splits, recapitalization or merger of our company with its subsidiaries, which increases the percentage of voting shares owned beneficially by an Interested Shareholder by more than five percent.

The “affiliated transactions” provisions prohibit us from engaging in an Affiliated Transaction with an Interested Shareholder for a period of three years after the Interested Shareholder became such unless the transaction is approved by the affirmative vote of a majority of the Disinterested Directors and by the affirmative vote of the holders of two-thirds of the voting shares other than those shares beneficially owned by the Interested Shareholder. Following the three-year period, in addition to any other vote required by law or our articles of incorporation, an Affiliated Transaction must be approved either by a majority of the Disinterested Directors or by the shareholder vote described in the preceding sentence unless the transaction satisfies the fair-price provisions of the statute. These fair-price provisions require, in general, that the consideration to be received by shareholders in the Affiliated Transaction be in cash or in the form of consideration used by the Interested Shareholder to acquire the largest number of its shares and not be less, on a per share basis, than an amount determined in the manner specified in the statute by reference to the highest price paid by the Interested Shareholder for shares it acquired and the fair market value of the shares on specified dates.

Control Share Acquisitions Statute

Pursuant to our bylaws, the provisions of Article 14.1 of the Virginia Stock Corporation Act relating to “control share acquisitions” shall not apply to the corporation.

Shareholder Rights Agreement

On June 1, 2009, our Board of Directors adopted the Shareholder Rights Agreement, and declared a dividend of one preferred share purchase right, each, a Right, for each outstanding share of our Class A common stock and Class B common stock. No shareholder approval was required for adoption of the Shareholder Rights Agreement; however, our shareholders approved the Shareholder Rights Agreement at our annual meeting on June 2, 2010.

Our Board of Directors adopted the Shareholder Rights Agreement in an effort to protect against a possible limitation on our ability to use our net operating loss carry forwards, or NOLs, net capital loss carry forwards, or NCLs, and built-in losses under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or the Code. Our ability to use our NOLs, NCLs and built-in losses would be limited if we experienced an “ownership change” under Section 382 of the Code. The Shareholder Rights Agreement was adopted to dissuade any person or group from acquiring 4.9% or more of our outstanding Class A common stock, each, an Acquiring Person, without the approval of the Board of Directors and triggering an “ownership change” as defined by Section 382.

Initially, the Rights generally will not be exercisable and will be attached to and automatically trade with our Class A common stock and Class B common stock. The Rights will separate from the Class A common stock and Class B common stock and a “distribution date” will occur, with certain exceptions and upon a determination of our Board of Directors, upon the earlier of:

•	10 business days after a public announcement by us that a person or group has become an Acquiring Person; or
•	10 business days after the commencement of a tender or exchange offer by a person or group for 4.9% or more of the Class A common stock.

Shareholders who owned 4.9% or more of our outstanding Class A common stock at the time of adoption of the Shareholder Rights Agreement will not trigger the Shareholder Rights Agreement so long as they do not (i) acquire any additional shares of Class A common stock or (ii) fall under 4.9% ownership of Class A common stock and then re-acquire additional shares so that they own 4.9% or more of the Class A common stock.

Subject to the terms, provisions and conditions of the Shareholder Rights Agreement, and taking into account our 1-for-20 reverse stock split that was effected on October 6, 2009, if the Rights become exercisable, each Right would represent the right to purchase from us one ten-thousandth of a share of Series A junior preferred stock for a purchase price of $3.00 each, subject to adjustment in accordance with the terms of the Shareholder Rights Agreement. Each post-split share of our Class A and Class B common stock is now associated with, and now trades with, 20 Rights. If issued, each 20 fractional shares of preferred stock would give the shareholder approximately the same dividend, voting and liquidation rights as does one share of the our Class A common stock. However, prior to exercise, a Right does not give its holder any rights as a shareholder of our company, including without limitation any dividend, voting or liquidation rights.

After the Distribution Date and following a determination by the Board of Directors that a person is an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right and payment of the purchase price, that number of shares of Class A common stock or Class B common stock, as the case may be, having a market value of two times the purchase price of the Right.

After the Distribution Date and following a determination by the Board of Directors that a person is an Acquiring Person, the Board may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an appropriate exchange ratio of shares of Class A common stock or Class B common stock, as the case may be, or a fractional share of Series A Preferred Stock (or of a share of a similar class or series of the Company’s preferred stock having similar Rights, preferences and privileges) of equivalent value, per Right (subject to adjustment).

Each share of Series A junior preferred stock, if issued and outstanding:

•	will not be redeemable;
•	will entitle holders of record to (i) cumulative quarterly cash dividends when, as and if declared by our Board of Directors in an amount equal to $0.01 per whole share, less the amount of all cash dividends declared on the Series A junior preferred stock pursuant the following clause (ii) since the immediately preceding dividend payment date or, with respect to the first dividend payment date, since the first issuance of any share of Series A junior preferred stock and (ii) dividends payable in cash on the dividends payment for each cash dividend declared on the Class A or Class B common stock in an amount per whole share equal to a formula number (which unless adjusted equals 10,000), or the Formula Number, then in effect multiplied by the cash dividends then to be paid on each share of Class A or Class B common stock. In addition, if we pay any dividend on the Class A or Class B common stock payable in assets, securities or other forms of non-cash consideration (other than solely in shares of Class A or Class B common stock), then, in each case, we shall pay on each outstanding whole share of Series A junior preferred stock a dividend in like kind equal to the Formula Number then in effect;
•	will generally entitle the holder to a number of votes equal to the Formula Number then in effect on all matters submitted to a vote of the holders of Class A and Class B common stock and will have the right to vote as a single class with respect to such matters as a required by law;
•	will entitle holders upon liquidation to receive an amount equal to any accrued and unpaid dividends and distributions on Series A junior preferred shares, whether or not declared, plus an amount equal to the greater of (i) $0.01 per whole Series A junior preferred share and (ii) an aggregate amount per whole Series A junior preferred share equal to the Formula Number then in effect times the aggregate amount to be distributed to per share to holders of Class A and Class B common stock; and
•	if shares of our Class A and Class B common stock are exchanged via merger, consolidation, or a similar transaction, will entitle holders to a per share payment equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash and other property, in which or for which each share of common stock is changed or exchanged.

The Board may adjust the purchase price of the preferred shares, the number of preferred shares issuable and the number of outstanding Rights to prevent dilution that may occur as a result of certain events, including among others, a stock dividend, a forward or reverse stock split or a reclassification of the preferred shares or Class A common stock or Class B common stock. No adjustments to the purchase price of less than 1% will be made.

The Rights will have certain anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire the corporation without the approval of the Board of Directors. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire the corporation even if such acquisition may be favorable to the interests of the corporation’s shareholders.

Because the Board of Directors can redeem the Rights, the Rights should not interfere with a merger or other business combination approved by the Board of Directors.

Before the Distribution Date, the Board of Directors may amend or supplement the Rights Agreement without the consent of the holders of the Rights. After the Distribution Date, the Board of Directors may amend or supplement the Rights Agreement only to cure an ambiguity, to alter time period provisions, to correct inconsistent provisions, or to make any additional changes to the Rights Agreement, but only to the extent that those changes do not impair or adversely affect, in any material respect, any Rights holder and do not result in the Rights again becoming redeemable, and no such amendment may cause the Rights again to become redeemable or cause this Rights Agreement again to become amendable other than in accordance with the applicable timing of the Rights Agreement.

The Rights and the Shareholder Rights Agreement will expire on the earliest of (i) June 4, 2019, (ii) the time at which the Rights are redeemed pursuant to the Shareholder Rights Agreement, (iii) the time at which the Rights are exchanged pursuant to the Shareholder Rights Agreement, (iv) the repeal of Sections 382 and 383 of the Code or any successor statute if the Board of Directors determines that the Shareholder Rights Agreement is no longer necessary for the preservation of the applicable tax benefits and (v) the beginning of a taxable year to which the Board of Directors determines that no applicable tax benefits may be carried forward.

The Certificate of Designations of our Series A junior preferred stock and the Rights Agreement are filed as exhibits to the registration statement to which this prospectus forms a part and are incorporated herein by reference. The foregoing description of the Rights is qualified in its entirety by reference to the Rights Agreement.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

We can issue the securities covered by this prospectus in definitive form or in the form of one or more global securities. The applicable prospectus supplement will describe the manner in which the securities offered thereby will be issued.

PLAN OF DISTRIBUTION

We may use this prospectus and any accompanying prospectus supplement to sell our securities from time to time as follows:

•	directly to purchasers;
•	through underwriters;
•	through dealers;
•	through agents;
•	through any combination of these methods; or
•	through any other method permitted by applicable law and described in a prospectus supplement.

Each prospectus supplement relating to an offering of securities will set forth the specific plan of distribution and state the terms of the offering, including:

•	The method of distribution of the securities offered therein;
•	The names of any underwriters, dealers, or agents;
•	The public offering or purchase price of the offered securities and the net proceeds that we will receive from the sale;
•	Any underwriting discounts, commissions or other items constituting underwriters’ compensation;
•	Any discounts, commissions, or fees allowed, re-allowed or paid to dealers or agents; and
•	Any securities exchange on which the offered securities may be listed.

Any public offering price and any discounts, commissions, fees or concessions allowed or reallowed or paid to underwriters, dealers, or agents may be changed from time to time.

Distribution Through Underwriters

We may offer and sell securities from time to time to one or more underwriters who would purchase the securities as principal for resale to the public, either on a firm commitment or best efforts basis. If we sell securities to underwriters, we will execute an underwriting agreement with them at the time of the sale and will name them in the applicable supplement. In connection with these sales, the underwriters may be deemed to have received compensation from us in the form of underwriting discounts and commissions. The underwriters also may receive commissions from purchasers of securities for whom they may act as agent. Unless we specify otherwise in the applicable supplement, the underwriters will not be obligated to purchase the securities unless the conditions set forth in the underwriting agreement are satisfied, and if the underwriters purchase any of the securities, they generally will be required to purchase all of the offered securities. The underwriters may acquire the securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or varying prices determined at the time of sale. The underwriters may sell the offered securities to or through dealers, and those dealers may receive discounts, concessions, or commissions from the underwriters as well as from the purchasers for whom they may act as agent.

Distribution Through Dealers

We may offer and sell securities from time to time to one or more dealers who would purchase the securities as principal. The dealers then may resell the offered securities to the public at fixed or varying prices to be determined by those dealers at the time of resale. We will set forth the names of the dealers and the terms of the transaction in the applicable supplement.

Distribution Through Agents

We may offer and sell securities on a continuous basis through agents that become parties to an underwriting or distribution agreement. We will name any agent involved in the offer and sale, and describe any commissions payable by us in the applicable supplement. Unless we specify otherwise in the applicable supplement, the agent will be acting on a best efforts basis during the appointment period. The agent may make sales in privately negotiated transactions and by any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the NYSE, or sales made to or through a market maker other than on an exchange.

Direct Sales

We may sell directly to, and solicit offers from, institutional investors or others who may be deemed to be underwriters, as defined in the Securities Act, for any resale of the securities. We will describe the terms of any sales of this kind in the applicable supplement.

General Information

Underwriters, dealers, or agents participating in an offering of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities, may be deemed to be underwriting discounts and commissions under the Securities Act.

We may offer to sell securities either at a fixed price or at prices that may vary, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. Securities may be sold in connection with a remarketing after their purchase by one or more firms acting as principal for their own accounts or as our agent. In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders.

In connection with an underwritten offering of the securities, the underwriters may engage in over-allotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. The underwriters may enter bids for, and purchase, securities in the open market in order to stabilize the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. In addition, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions, or otherwise. These activities may cause the price of the securities to be higher than it would otherwise be. Those activities, if commenced, may be discontinued at any time.

Ordinarily, each issue of securities will be a new issue, and there will be no established trading market for any security other than our common stock, which is listed on the New York Stock Exchange under the symbol “AI”, prior to its original issue date. We may not list any particular series of securities on a securities exchange or quotation system. Any underwriters to whom or agents through whom the offered securities are sold for offering and sale may make a market in the offered securities. However, any underwriters or agents that make a market will not be obligated to do so and may stop doing so at any time without notice. We cannot assure you that there will be a liquid trading market for the offered securities.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the related prospectus supplement, and the related prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

We may offer subscription rights to our existing shareholders to purchase additional shares of our Class A common stock, preferred stock or other securities and any combination thereof. For any particular subscription rights, the applicable prospectus supplement will describe the terms of such rights, including the period during which such rights may be exercised, the manner of exercising such rights, the transferability of such rights and the number of shares of Class A common stock, preferred stock or other securities that may be purchased in connection with each right and the subscription price for the purchase of such securities. In connection with a rights offering, we may enter into a separate agreement with one or more underwriters or standby purchasers to purchase any securities not subscribed for in the rights offering by existing shareholders. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. Additionally, prior to the expiration date of any such subscription rights, any standby underwriters in a subscription rights offering to our shareholders may offer such securities on a when-issued basis, including securities to be acquired through the purchase and exercise of subscription rights, at prices set from time to time by the standby underwriters. After the expiration date of any such subscription rights, the underwriters may offer securities of the type underlying the subscription rights, whether acquired pursuant to a standby underwriting agreement, the exercise of the subscription rights or the purchase of such securities in the market, to the public at a price or prices to be determined by the underwriters. The standby underwriters may thus realize profits or losses independent of the underwriting discounts or commissions paid by us. If we do not enter into a standby underwriting arrangement in connection with a subscription rights offering to our shareholders, we may elect to retain a dealer-manager to manage the subscription rights offering for us. Any dealer-manager may offer securities of the type underlying the subscription rights acquired or to be acquired pursuant to the purchase and exercise of subscription rights and may thus realize profits or losses independent of any dealer-manager fee paid by us.

Under agreements entered into with us, underwriters and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution for payments the underwriters or agents may be required to make.

The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority, Inc. or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any security being sold.

Although we expect that delivery of securities generally will be made against payment on or about the third business day following the date of any contract for sale, we may specify a longer settlement cycle in the applicable supplement. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if we have specified a longer settlement cycle in the applicable supplement for an offering of securities, purchasers who wish to trade those securities on the date of the contract for sale, or on one or more of the next succeeding business days as we will specify in the applicable supplement, will be required, by virtue of the fact that those securities will settle in more than T+3, to specify an alternative settlement cycle at the time of the trade to prevent a failed settlement and should consult their own advisors in connection with that election.

CERTAIN LEGAL MATTERS

The validity of securities covered by this prospectus has been passed upon for us by Hunton & Williams LLP. Any underwriters, dealers or agents will be advised by their own legal counsel concerning issues related to the offering of securities pursuant to this prospectus.

EXPERTS

The financial statements and management's assessment of effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other periodic reports, proxy statements and other information with the SEC. You may read and copy any such material at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also find our SEC filings on the SEC’s website at http://www.sec.gov. In addition, you can inspect and copy reports, prospectus and other information concerning us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which our common stock (NYSE: “AI”) is listed.

Our Internet address is http://www.arlingtonasset.com. We make available free of charge, on or through the “SEC Filings” section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Also posted on our website, and available in print upon request to our Investor Relations Department, are the charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, and our Code of Business Conduct and Ethics, which governs our Directors, officers and employees. Information on our website is not part of this prospectus.

INCORPORATION BY REFERENCE OF INFORMATION FILED WITH THE SEC

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information incorporated later. We incorporate by reference the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the initial registration statement and prior to completion of the offering of the securities described in this prospectus.

We incorporate by reference the documents listed below:

•	Annual Report on Form 10-K for the year ended December 31, 2012 filed on February 8, 2013;
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed on May 3, 2013;
•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 filed on August 2, 2013;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 filed on November 1, 2013;
•	Current Reports on Form 8-K filed on March 7, 2013, March 13, 2013, April 23, 2013 (solely with respect to Item 8.01 thereof as Item 2.02 was furnished and is not being incorporated herein), April 29, 2013, May 1, 2013, May 13, 2013 (solely with respect to Items 1.01 and 2.03 thereof as Item 9.01 was furnished and is not being incorporated herein), May 28, 2013 (solely with respect to Item 1.01 thereof as Item 9.01 was furnished and is not being incorporated herein), June 10, 2013 and January 22, 2014;
•	The portions of the Definitive Proxy Statement on Schedule 14A filed on April 19, 2013 that are incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2012; and
•	The description of our common stock contained in the Registration Statement on Form S-4 filed with the SEC on December 6, 2002, as amended on January 15, 2003, February 7, 2003 and February 26, 2003.

We will provide a copy of all documents incorporated into this prospectus by reference, without charge, upon oral request to our Corporate Secretary at the number listed below or in writing by first class mail to the address listed below. Requests for such documents incorporated by reference should be directed to Corporate Secretary, Arlington Asset Investment Corp., 1001 Nineteenth Street North, Arlington, Virginia 22209, or you may ask for our Corporate Secretary by calling (703) 373-0200.

$

% Senior Notes due 2025

Book-Running Manager

RBC Capital Markets

Co-Managers

Compass Point

Ladenburg Thalmann

Maxim Group LLC

MLV & Co.

Sterne Agee

Wunderlich Securities

PROSPECTUS SUPPLEMENT

March   , 2015